Exhibit 10.16

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (“Lease”) is entered into as of August 1, 2017, (the “Effective Date”) by and between the “Landlord” and “Tenant” as hereafter set forth.

ARTICLE 1. SUMMARY OF FUNDAMENTAL LEASE TERMS

1.1 Landlord’s Name and Address:

Franklin Templeton Companies, LLC

One Franklin Parkway

San Mateo, California 94403-1906

Attn: Facility Manager

With a copy to:

Franklin Templeton Companies, LLC

3344 Quality Drive

Rancho Cordova, CA 95670

Attn: Thomas Rosenberger

With a copy to:

One Franklin Parkway

San Mateo, California 94403-1906

Attn: Corporate Secretary

1.2 Tenant’s Name and Address:

Roblox Corporation

Before Tenant’s Occupancy of the Premises:

60 E. Third Avenue, Suite 201

San Mateo, CA 94401

Attn: Legal Department and Finance Department

After Tenant’s Occupancy of the Premises:

The Phase 1 Premises

Attn: Legal Department and Finance Department

1.3 Project, Buildings and Leased Premises/Premises:

(a) Leased Premises/Premises: The following are collectively referred to herein as the “Premises” or “Leased Premises”, and individually as a “Phase of the Premises”.

(1) “Phase 1 Premises” shall mean approximately 21,159 rentable square feet (“rsf”) located on the 1st floor of Building 910, as more particularly shown on Exhibit A-1.

(2) “Phase 2 Premises” shall mean approximately 40,614 rsf located on the 3rd floor of Building 910, and which constitutes the entire 3rd floor of Building 910, as more particularly shown on Exhibit A-2.

(3) “Phase 3 Premises” shall mean approximately 32,420 rsf located on the 1st floor of Building 970, as more particularly shown on Exhibit A-3.

(4) “Phase 4 Premises” shall mean approximately 79,911 rsf located on the 2nd and 3rd floors of Building 970, and which constitute the entire 2nd and 3rd floors of Building 970, as more particularly shown on Exhibit A-4.

(b) Rentable Area of the Premises: Landlord and Tenant hereby acknowledge that the rsf of the Premises was calculated pursuant to Standard Method of Measuring Floor Area in Office Buildings, ANSI Z65.1—1996, and its accompanying guidelines (“BOMA”).

(c) Building 910: The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected or located or placed upon the land known as Building 910, One Franklin Parkway, San Mateo, California 94403 consisting of approximately 120,000 rsf.

(d) Building 970: The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected or located or placed upon the land known as Building 970, One Franklin Parkway, San Mateo, California 94403 consisting of approximately 120,000 rsf.

(e) Project/Real Property: The Franklin Templeton Office Campus on One Franklin Parkway at Bay Meadows, San Mateo, California comprising, as of the Effective Date, 4 office buildings (including Building 910 and Building 970) together with certain parking facilities, as more particularly shown on the Site Plan attached hereto as Exhibit A-5.

1.4 Commencement Date: The Delivery Date for the Phase 1 Premises.

1.5 Annual Base Rent: $4.75 per rsf of the Premises delivered to Tenant as set forth in this Lease, subject to three and one-half percent (3.5%) annual increases commencing on the first day of the calendar month following the first anniversary of the Rent Commencement Date for the Phase 1 Premises.

1.6 Term: Commencing on the Commencement Date and ending on the earlier of: February 29, 2028 or eighty-three (83) months after the Delivery Date of the Phase 4 Premises, subject to Section 2.1(n) (the “Expiration Date”), subject to modification pursuant to Section 3.1(d) if Tenant exercises the Early Termination Right or the Outside Termination Right.

1.7 Letter of Credit/Security: Two Million Six Hundred Eighty-Four Thousand Five Hundred and 50/100 Dollars ($2,684,500.50) subject to increase or decrease as set forth in this Lease below.

1.8 Intentionally Omitted.

1.9 Tenant’s Improvement Allowance: $15.00 per rsf of Phase 1 Premises; $15.00 per rsf of Phase 2 Premises; $50.00 per rsf of Phase 3 Premises; $50.00 per rsf of Phase 4 Premises; and an additional $35.00 per rsf of Phase 1 Premises and Phase 2 Premises only if and to the extent Tenant does not exercise the Partial Surrender Right set forth in Section 3.1(g).

1.10 Tenant’s Basic Parking Allocation: 3.5 unreserved spaces per 1,000 rsf of the Premises that is and as of when delivered to Tenant and not later terminated by Tenant pursuant to the terms of this Lease.

1.11 Vehicle Parking Charge: None.

1.12 Landlord’s Broker: Colliers International

1.13 Cooperating Broker: Jones Lang LaSalle

1.14 Addenda, Exhibits and Riders. If the blank preceding an Exhibit below is checked or otherwise marked, then the indicated Exhibit is incorporated by reference into this Lease and expressly made a part hereof:

X	Exhibit A-1	Floor Plan of the Phase 1 Premises
X	Exhibit A-2	Floor Plan of the Phase 2 Premises
X	Exhibit A-3	Floor Plan of the Phase 3 Premises
X	Exhibit A-4	Floor Plan of the Phase 4 Premises
X	Exhibit A-5	Site Plan for Project
X	Exhibit B	Form of Certificate of Delivery Date
X	Exhibit C	Work Agreement
X	Exhibit D	Design Standards
X	Exhibit E	Cleaning Specifications
X	Exhibit F	Rules and Regulations
X	Exhibit F-1	Rec. Center, Fitness Center/Sport Court Rules and Regulations
X	Exhibit G	Form of Letter of Credit

ARTICLE 2. LEASE DEFINITIONS

2.1 Function of Definitions. Certain fundamental provisions of this Lease are presented in this summary format in this Article to facilitate convenient reference by the parties. These definitions are in addition to any other definitions contained in this Lease. All references in this Lease to the following terms shall be accorded the meanings or definitions given in this Article, as though such meaning or definition were fully set forth throughout the text hereof, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease. This Article, together with the terms herein referenced, shall constitute an integral part of this Lease.

(a) “Additional Rent” shall mean any and all other sums of money or charges, other than Annual Base Rent, expressly required to be paid by Tenant under this Lease, including, without limitation, late charges, overtime or excess service charges, damages and interest, whether or not the same be so designated.

(b) “Annual Base Rent” shall mean the annual sums, payable in monthly installments, as set forth in Section 1.5 above. Unless otherwise expressly set forth in Section 1.5, the amounts stated do not include any charges due for excess utility usage.

(c) “Building” shall mean both Building 910 and Building 970 to the extent that Premises in each has been delivered to Tenant and are then being leased under this Lease.

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) “Business Days” shall mean all days, except Saturdays, Sundays, New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other days as are then observed by the New York Stock Exchange as holidays (such holidays, “Observed Holidays”).

(g) Intentionally Omitted.

(h) “Common Area” shall mean and include all areas, improvements, facilities and equipment from time to time designated by Landlord in the Project for the general and nonexclusive common use or benefit of Tenant, other tenants of the Building or Project, Landlord, and their respective officers, partners, directors, employees, agents, licensees, contractors, customer and invitees, including the following: (i) any areas in the Building devoted to lobbies, hallways, elevators, rest rooms, janitorial closets, mailrooms, and other similar facilities provided for the common use or benefit of tenants generally and/or for the public located in the Building (but shall not include any such areas currently designated for the exclusive use or benefit of a particular tenant); (ii) portions of the Building used for mechanical rooms, electrical facilities, telephone closets, fire towers and building stairs (but shall not include any such areas designated for the exclusive use or benefit of a particular tenant); (iii) elevator shafts, vents, stacks, pipe shafts and vertical ducts; and (iv) those portions of the Building and/or the Project which are provided and maintained for the common use and benefit of Landlord and tenants of the Building and/or the Project only and employees and invitees and licensees of Landlord and such tenants; including, without limitation, all atriums, walkways, parking areas, and all streets, sidewalks and landscaped areas comprising the Project.

(i) “Comparable Buildings” shall mean office space of similar location, quality, amenities, age and character located in the “92 Corridor”, San Mateo/Foster City, California.

(j) “Default Rate” shall mean interest at the lesser of the highest rate permitted by Law or 10% per annum.

(k) “Delivery Date” shall mean the later of the date upon which Landlord delivers to Tenant possession of a Phase of the Premises in the required condition and the date that is fifteen (15) days after Landlord’s delivery of notice of such Delivery Date; provided, however, in no event shall the Phase 4 Delivery Date occur before March 1, 2019.

(l) “Landlord Delay” shall mean any delay which is caused by Landlord, or its agents, employees or general contractors, and is within the control of, Landlord or its agents, employees or general contractors and that is not (i) a Tenant Delay, (ii) an event of Force Majeure (as defined in Section 22.13) or (iii) caused by orders, ordinances, directions, failures, refusals, delays, regulations or requirements of any federal, state, county or municipal authority (including, without limitation, failure or refusal or delay in issuing permits, approvals, authorizations and/or inspections to the Project). For clarity, Landlord’s decision not to build the new building it currently intends on building on the Project shall constitute a Landlord Delay.

(m) “Landlord Insured Parties” shall mean (a) Landlord, (b) any lender whose loan is secured by a lien against the Leased Premises, (c) their respective affiliates, subsidiaries, successors and assigns, and (d) any directors, officers, employees, or agents of such persons or entities.

(n) “Lease Year” shall mean each 12-month period beginning on the Commencement Date and each anniversary thereof, provided the Commencement Date is on the first day of a month. If the Commencement Date falls on a day other than the first day of a month, then the first Lease Year shall begin on the first day of the calendar month next following the Commencement Date. If the Commencement Date falls on a day other than the first day of a month, then the Term shall be extended by the period of time (“Partial Lease Year”) from such Commencement Date through the end of the calendar month in which the Commencement Date falls.

(o) Intentionally Omitted.

(p) “Normal Business Hours” shall mean the hours from 8:00 a.m. to 6:00 p.m. during all Business Days.

(q) “Prohibited Use” shall mean any use or occupancy of the Premises (other than Tenant’s Permitted Use) that in Landlord’s reasonable judgment would: (a) cause material damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the normal maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) materially adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building; or (f) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a commercial restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens and break rooms installed for the use of Tenant’s employees only), liquor (except for consumption), tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom, except in connection with training activities for Tenant’s own business; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office, except in connection with Tenant’s own business; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Authority (defined below), any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a waste or nuisance.

(r) “RSF or rsf”, “Rentable Area,” “Rentable Square Feet” or “Rentable Square Footage” is as set forth in Section 1.3 above.

(s) “Rent” shall mean the Annual Base Rent, Additional Rent and any additional charge, fee or rent payable by Tenant to Landlord under this Lease.

(t) “Rent Commencement Date” as to each Phase of the Premises delivered to Tenant, shall mean the fifth (5th) month following the Delivery Date as to such Phase of the Premises.

(u) “Tenant Delay” shall mean any delay arising from a Default by Tenant of the Lease or any interference by Tenant or its employees, agents or contractors with Landlord’s delivery of a Phase of the Premises to Tenant.

(v) “Tenant’s Permitted Use” Tenant will use the Leased Premises solely for general office purposes and all uses incidental thereto, including software development, consistent with the operation of a first class office project (and not as a call center or a business that has significant walk-in traffic that would generate high volumes of traffic in the Project). (See Section 6.1).

(w) “Tenant’s Work” shall mean all work to be performed by Tenant in strict accordance with the provisions of the Work Agreement.

(x) “Term” shall mean the period described in Section 1.6 above, and furthermore, shall include any renewal or extension term, if such renewal or extension term comes into existence.

(y) “Work Agreement” shall mean the Work Agreement attached hereto as Exhibit C and made a part hereof.

ARTICLE 3. LEASED PREMISES AND TERM

3.1 Leased Premises or Premises. Subject to the Rent, terms and conditions herein set forth, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Leased Premises, subject to the terms and provisions of this Lease to have and to hold for the Term, unless the Term shall be sooner terminated as hereinafter provided. In addition, as an appurtenance to this Lease, Tenant shall have (a) the exclusive right to use the balconies adjacent to the Premises, subject to the occupancy requirements of the City of San Mateo and any Building Rules and Regulations (defined below); and (b) the general and non-exclusive right to use the Common Area subject to the terms and conditions of this Lease. Subject to applicable Laws and the other provisions of this Lease, and except in the event of an emergency,

Tenant shall have access to the Building, the Premises and the Common Areas, twenty-four (24) hours per day, seven (7) days per week, every day of the year. Notwithstanding anything to the contrary herein, Tenant’s rights and obligations hereunder shall not commence with respect to, and references to “Premises” and “Leased Premises” shall exclude, any Phase of the Premises until the Delivery Date of such Phase of the Premises. Tenant acknowledges that, until Tenant removes the hallway and demises the ground floor of Building 910 as described in Section 5.13 of Exhibit C, the area shown on Schedule A-1 as a common area hallway is not separately demised and may be accessed by Landlord’s personnel or invitees; provided, however, Tenant shall not be responsible for the acts or omissions of such personnel or invitees therein.

(a) Landlord shall deliver possession of the Premises in the following Phases and shall endeavor to deliver possession of the Premises to Tenant on the following dates:

Phase	RSF	Scheduled Delivery Date

1	21,159	5 Business Days following Effective Date

2	40,614	October, 1 2017

3	32,420	January 1, 2018

4	78,911	Sixty (60) days after all occupants located in the Phase 4 Premises have vacated such space.

(b) Promptly upon completion of the building Landlord is planning to construct at the Project, Landlord shall vacate and cause all other occupants of the Phase 4 Premises to vacate the Phase 4 Premises and deliver possession of the Phase 4 Premises to Tenant in accordance with this Lease. If Landlord does not deliver the Phase 4 Premises to Tenant in the required condition until after March 1, 2020 due solely to a Landlord Delay, then Tenant shall receive one (1) day of free Rent for every day of delay in delivery of the Phase 4 Premises beyond March 1, 2020.

(c) If Landlord has not delivered to Tenant the Phase 4 Premises in the required condition by October 1, 2020 due solely to a Landlord Delay, Tenant may terminate the Lease only as to the Phase 4 Premises by giving Landlord no less than ninety (90) days prior written notice (the “Early Termination Right”), which Early Termination Right shall expire and be of no further force and effect if Tenant fails to give Landlord written notice of such termination on or before December 31, 2020. Notwithstanding the foregoing, if the Delivery Date for the Phase 4 Premises has not occurred for any reason whatsoever (other than Tenant Delay) on or before October 1, 2021, Tenant may terminate the Lease only as to the Phase 4 Premises by giving written notice to Landlord by no later than October 31, 2021(the “Outside Termination Right”). If Tenant timely exercises its Early Termination Right or Outside Termination Right, the required increases in the L C Amount under Section 4.10(a)(i) and (ii) shall no longer be applicable and Landlord shall cooperate reasonably with Tenant in effecting any amendment to the L C to implement such reduction to the extent Tenant provided an increased L C as provided in Section 4.10(a)(i).

(d) If Tenant exercises the Early Termination Right or the Outside Termination Right, the Expiration Date of the Lease shall automatically be modified to that date that is five (5) years and five (5) months following the Delivery Date for the Phase 3 Premises, subject to Section 2.1(n).

(e) Except as otherwise expressly provided in this Section 3.1, if an actual Delivery Date has not occurred on or before its Scheduled Delivery Date, this Lease shall not be void or voidable by Tenant or Landlord and Landlord shall have no liability therefor. Notwithstanding anything to the contrary herein, (i) if the Phase 2 Delivery Date has not occurred due solely to a Landlord Delay on or before October

31, 2017, and (ii) if the Phase 3 Delivery Date has not occurred due solely to a Landlord Delay on or before January 31, 2018, then, in each case, the date Tenant is otherwise obliged to commence payment of Rent for the Phase 2 Premises or the Phase 3 Premises, as the case may be, shall be delayed by one (1) day for each day that the respective Delivery Date is delayed beyond October 31, 2017 or January 31, 2018, as the case may be.

(f) Intentionally Omitted.

(g) Only if the Phase 4 Premises Delivery Date occurs, Tenant shall have the option to terminate the Lease only as to the entirety of the Phase 1 Premises and/or the entirety of the Phase 2 Premises (provided such termination is not a portion of each of the Phase 1 Premises or Phase 2 Premises) (“Partial Surrender Right”). Tenant shall exercise the Partial Surrender Right, if at all, by written notice (“Partial Surrender Notice”) to Landlord delivered within ninety (90) days after the actual Delivery Date of the Phase 4 Premises. The effective date of the termination of the Lease as to the Leased Premises identified in the Partial Surrender Notice shall be sixty (60) days after Landlord’s receipt of the Partial Surrender Notice. If the Tenant timely exercises its Partial Termination Right, Landlord and Tenant shall amend the Lease to reflect the reduction in rsf of the Leased Premises and the proportionate reduction in the Security Deposit as a result of such partial termination.

3.2 Landlord’s Reservation. Except as hereinafter provided, Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in good order and condition consistent with Comparable Buildings; provided, however, such exclusive right shall not materially adversely affect Tenant’s access to the Leased Premises or Tenant’s Parking Allocation nor shall it operate to materially adversely affect Tenant’s benefit and enjoyment of the Leased Premises for Tenant’s Permitted Use as defined in Section 2.1(u) above. Notwithstanding anything to the contrary herein, Landlord grants Tenant, its employees, invitees, licensees, and other visitors a non-exclusive license to use the Common Area for the Term hereof (including any renewals) and exclusive use of two (2) cages within the server room located in Building 910 (the “Server Room”). On or before the Phase 3 Delivery Date, (a) Tenant shall have the exclusive right to use one (1) existing conduit between Building 910 and 970 and (b) Landlord shall install at Landlord’s sole cost and expense (with Tenant’s cooperation), one (1) exclusive conduit from the exterior of Building 970 through the garage of Building 970 and up to the first (1st) floor of Building 970 for Tenant to use to bring internet into its Phase 3 and/or 4 Premises. In addition, following the Phase 4 Delivery Date, Tenant shall have the exclusive right to use the lobby of Building 970, including the right to install additional signs therein, make alterations thereto (subject to terms of Article 9) and locate a receptionist and/or security guard therein, subject to Landlord’s right, at its option, to locate a security guard therein and the right of Project occupants and invitees to pass through the lobby to access the bank space located in Building 970 and to access the elevator and restrooms therein and to allow ingress and egress from the parking garage beneath Building 970. Tenant acknowledges that, without advance notice to Tenant, and without any liability to Tenant in any respect so long as Tenant’s Parking Allocation, access to the Premises and the Server Room, and Permitted Use are not materially adversely affected, Landlord shall have the right to:

(a) Close off any of the Common Area to whatever extent required, in the reasonable opinion of Landlord, to prevent a dedication of any of the Common Area or the accrual of any rights by any person or the public to the Common Area, provided such closure does not materially adversely affect Tenant’s access to, or the use of, the Leased Premises for its Permitted Use, the Server Room or Tenant’s Parking Allocation;

(b) Temporarily close any of the Common Area for maintenance, alteration or improvement purposes, provided such closure does not materially adversely affect Tenant’s access to, or the use of, the Leased Premises for its Permitted Use, the Server Room or Tenant’s Parking Allocation;

(c) Select, appoint or contract with any person for the purpose of operating and maintaining the Common Area, on such terms and conditions as Landlord deems reasonable;

(d) Change the size, use, shape or nature of any such Common Area, provided such change does not materially adversely affect Tenant’s access to, or use of, the Leased Premises, the Server Room or Tenant’s Parking Allocation. So long as Tenant’s access to, and use of, the Leased Premises, the Server Room and Tenant’s Parking Allocation are not materially adversely affected, Landlord will also have the right at any time to change the arrangement or location, or both, or to regulate or eliminate the use of any concourse, or any elevator, stairs, toilet or other public conveniences in the Building and/or Project, without incurring any liability to Tenant or entitling Tenant to any abatement of Rent;

(e) Expand the existing Building and/or any other buildings within the Project to cover a portion of the Common Area, convert the Common Area to a portion of the Building or other buildings within the Project, or convert any portion of the Building (excluding the Leased Premises) or any other buildings within the Project to Common Area, provided Tenant’s proportionate share shall not increase (except to a de minimis extent). Upon erection of any buildings or expansion of the Building, or change in Common Area, the portion of the Building or other buildings upon which such structures have been erected will no longer be deemed to be a part of the Common Area; and

(f) In addition to the other rights of Landlord under this Lease, Landlord reserves to itself and its respective successors and assigns the right to: (i) change the name of the Building and/or Project; (ii) erect, use and maintain pipes and conduits in and through the Leased Premises; provided that such pipes and conduits shall not be visible from the interior of the Leased Premises and in no event shall the usable area of the Leased Premises be diminished by other than a de minimis amount nor shall Tenant’s use and enjoyment of the Leased Premises or Server Room be materially adversely affected; (iii) grant to anyone the exclusive right to conduct any particular business or undertaking in the Project provided that Tenant shall not be bound thereby; (iv) grant to anyone the exclusive use of portions of any storage areas to tenants; (v) control the use of the roof and exterior walls of the Building and/or other buildings in the Project; and (vi) change the boundary lines of the lot on which the Building stands and/or Project is located and to make other reasonable changes therein and grant other rights thereto, including, without limitation, the granting of easements, servitudes, rights of way and rights of ingress and egress and similar rights to users of adjacent parcels, utility companies, governmental agencies or other tenants so long as Tenant’s access to the Project, Building or Leased Premises and Tenant’s Parking Allocation are not materially adversely affected. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction or disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Leased Premises.

3.3 Term. This Lease is effective and enforceable upon the Effective Date. The Term of this Lease shall commence on the Commencement Date and shall end at 11:59 p.m. on the Expiration Date (including any renewal option designated therein, if it becomes effective), or on such earlier date on which the term of this Lease may expire or be terminated pursuant to the provisions of this Lease or pursuant to Law. After determination of the Commencement Date, Landlord and Tenant shall execute a Certificate of Delivery Date as to the Phase 1 Premises and shall thereafter execute a Certificate of Delivery Date in the form attached as Exhibit B upon determination of the Delivery Date as to each Phase of the Premises, but the failure of either party to execute the Certificate shall not affect the obligations of either party under this Lease.

3.4 Renewal Term. Tenant shall have the right to renew the Term as set forth below as to any of the following configurations of the Premises: (a) the entirety of the Leased Premises; (b) the entirety of the Phase 3 Premises and the Phase 4 Premises; (c) the entirety of the Phase 2 Premises, the Phase 3 Premises and the Phase 4 Premises; or (d) the entirety of the Phase 1 Premises, the Phase 3 Premises and the Phase 4 Premises. Notwithstanding the foregoing, if Tenant exercises the Early Termination Right or the Partial Surrender Right or the Outside Termination Right, the right to renew the Term pursuant to this Section shall not apply to the Phase 4 Premises or those portions of the Leased Premises surrendered pursuant to the Partial Surrender Right and Tenant may renew as to any Phase of the Premises then being leased by Tenant under this Lease as set forth under this Section 3.4. Tenant shall have the right to one (1) renewal term of five (5) years (the “Renewal Term”) which shall commence on the day following the expiration of the initial Term of this Lease and end on the last day of the Renewal Term, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (a) Tenant shall have notified Landlord in writing of Tenant’s exercise of such renewal right no more than twelve (12) months and no less than nine (9) months prior to the Expiration Date (“Exercise Notice”), and (b) at the time of the exercise of such right and immediately prior to the Expiration Date, no Event of Default (as defined below) under the Lease by Tenant shall have occurred and be continuing. If any of the conditions set forth in the immediately preceding sentence is not satisfied, Tenant’s option to renew the Term shall lapse and be null and void. Tenant’s notice of its election to renew the Term shall be irrevocable when made. Time is of the essence with respect to the giving of the notice of Tenant’s exercise of the renewal option. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions hereof binding upon Tenant, except that the Annual Base Rent shall be determined as provided in Sections 3.5 and 3.6 below and Tenant shall have no further right to renew the Term. Upon the commencement of the Renewal Term, (A) the Renewal Term shall be added to and become part of the Term (but shall not be considered part of the initial Term), (B) any reference to this Lease, to the Term, the Term of this Lease or any similar expression shall be deemed to include the Renewal Term, (C) the expiration of the Renewal Term shall become the Expiration Date and (D) if all of the Leased Premises are not included in the Renewal Term, the L C Amount shall be reduced proportionately; provided, however, the L C Amount shall not decrease below Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 ($387,946.20). The foregoing right to renew the Term of this Lease is personal to Tenant (and any Permitted Transferee, as defined below) and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, except in connection with a Permitted Transfer (as defined below). Notwithstanding anything set forth in this Section 3.4 to the contrary, Landlord shall have the right, within ten (10) Business Days of receipt of Tenant’s Exercise Notice, and by written notice to Tenant, to elect to recapture all or any Phase of the Premises solely for the purpose of occupancy by Landlord. If Landlord exercises its right to recapture all or any Phase of the Premises, provided Tenant (or Tenant’s Permitted Transferee) is then itself occupying the Premises, Tenant shall have the right to withdraw its exercise of the renewal option by delivering written notice thereof to Landlord within thirty (30) days thereafter; provided, however, if Tenant does not provide such withdrawal notice, Landlord and Tenant shall amend the Lease to reflect the reduction in rsf of the Leased Premises and L C Amount as of the Expiration Date; provided, however, the L C Amount shall not decrease below Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 Dollars ($387,946.20). No tenant improvement allowance shall be granted with respect to such Renewal Term.

3.5 Renewal Term Rent. If the Term shall be renewed as provided in Section 3.4, the Annual Base Rent payable during the Renewal Term shall be equal to the annual fair market rental value of the Leased Premises included in the Renewal Term (the “Fair Market Value”) as of the day immediately following the expiration of the initial Term (the “Calculation Date”). The Fair Market Value of the Leased Premises shall be based upon the fair market rental value of other Comparable Buildings, and shall take into consideration the fact that the Annual Base Rent payable under this Lease is a full service rent and that there will be no free rent, tenant improvement allowance or other concessions during the Renewal Term, but shall not take into consideration the value of any alterations installed in the Leased Premises at Tenant’s expense. Any dispute between the parties as to the annual fair market rental value shall be resolved by arbitration as provided in Section 3.6 hereof. Within thirty (30) days following Landlord’s receipt of the Exercise Notice, Landlord shall advise Tenant in writing of Landlord’s determination of Fair Market Value (the “Rent Notice”). Within thirty (30) days of Tenant’s receipt of Landlord’s Rent Notice, Tenant shall advise Landlord in writing whether Tenant (a) accepts Landlord’s determination of Fair Market Value, or (b) elects to have the determination of Fair Market Value be resolved as provided in Section 3.6 hereof. Tenant’s failure to so advise Landlord of its election within such 30-day period shall constitute Tenant’s acceptance of Landlord’s determination of Fair Market Value. If the Annual Base Rent payable during the Renewal Term has not been determined prior to the commencement thereof, Tenant shall pay Annual Base Rent in an amount equal to the fair market rental value for the Leased Premises as determined by Landlord (the “Interim Rent”). Upon final determination of the Annual Base Rent for the Renewal Term, Tenant shall commence paying such Annual Rent as so determined, and Tenant shall pay any deficiency in prior payments of Annual Base Rent in installments of equal amount over the first twelve (12) months of the Renewal Term or, if the Annual Base Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Annual Base Rent in an amount equal to the difference between each installment of Interim Rent and the Annual Base Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

3.6 Arbitration. If Tenant shall dispute Landlord’s determination of Fair Market Value pursuant to Section 3.5, Tenant shall give notice to Landlord of such dispute within thirty (30) days of Tenant’s receipt of the Rent Notice, and the parties shall negotiate in good faith to reach agreement on the Fair Market Value for a period of thirty (30) days after Tenant’s delivery of its notice. If the parties are unable to reach agreement within such thirty (30) day period, such dispute shall be determined by a panel of three arbitrators appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. The arbitrators shall be impartial members of the Appraisal Institute and shall have not less than ten (10) years’ experience in San Mateo County in the appraisal of commercial office space in Comparable Buildings and the fees of the arbitrator shall be shared by Landlord and Tenant 50/50. Within fifteen (15) days following the appointment of the arbitrators, Landlord and Tenant shall attend a hearing before the arbitrators at which each party shall submit a report setting forth its determination of the Fair Market Value of the Leased Premises for the Renewal Term, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrators shall, within thirty (30) days following such hearing and submission of evidence, render their decision by selecting the determination of Fair Market Value submitted by either Landlord or Tenant which, in the judgment of the arbitrators, most nearly reflects the Fair Market Value of the Premises for the Renewal Term. The arbitrators shall have no power or authority to select any Fair Market Value other than a Fair Market Value submitted by Landlord or Tenant, and the decision of the arbitrators shall be final and binding upon Landlord and Tenant.

3.7 Right of First Offer. Provided that Tenant did not exercise the Early Termination Right or Partial Surrender Right or the Outside Termination Right, Tenant has resources and means (as evidenced by financial statements delivered to Landlord) sufficient to perform and satisfy its obligations under this Lease with respect to the then-existing Premises and the proposed Expansion Premises, there is no Event of Default under this Lease at the time Tenant delivers its Expansion Notice and Tenant (or Tenant’s Permitted Transferee) is then itself occupying the Premises, Landlord hereby grants the Tenant originally named in this Lease (and any Permitted Transferee) an ongoing right of first offer to lease any space in Building 910 or Building 970 (the “Expansion Premises”) effective throughout the Term of this Lease including any renewals (the “Expansion Option”). Notwithstanding the foregoing, such right of first offer shall be subordinate to the desire of Landlord to take back and reoccupy the Expansion Premises and the following superior rights of tenants of Landlord in the Project as of the Effective Date to lease (currently or in the future) all or a portion of the Expansion Premises: Fanatics, Inc. (collectively, the “Superior Rights” held by the “Superior Right Holders”). Landlord shall notify Tenant in writing (the “Landlord’s Expansion Notice”) from time to time when the Expansion Premises or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease all or any portion of the Expansion Space pursuant to its Superior Right. Pursuant to such Landlord Expansion Notice, Landlord shall offer to lease to Tenant the then available Expansion Premises. Landlord’s Expansion Notice shall describe the space so offered to Tenant and shall set forth the Annual Rent, and the other economic terms upon which Landlord is willing to lease such space to Tenant. Within twenty (20) days after receipt of Landlord’s Expansion Notice, Tenant shall deliver its irrevocable written notice to Landlord accepting, without qualification or modification, the terms set forth in Landlord’s Expansion Notice for the leasing of such Expansion Premises pursuant to the Expansion Option in its “AS IS” condition for a term co-terminus with the Term of this Lease (the “Expansion Notice”). The Expansion Notice shall be irrevocable when made by Tenant. If Tenant fails to deliver its Expansion Notice to Landlord within twenty (20) days after receipt of Landlord’s Expansion Notice, or if Tenant declines to lease such Expansion Premises, then Tenant’s right to lease such Expansion Premises shall lapse, and Landlord shall thereafter be free to lease such Expansion Premises to any third-party on the terms in the Landlord’s Expansion Notice; provided, however, that Landlord shall thereafter have the right to make non-material modifications to the non-economic terms (if any) of Landlord’s Expansion Notice, and to reduce the Annual Rent contained therein by no more than 7.5% or increase the tenant improvement allowance contained therein by no more than 7.5%. If Landlord proposes to lease such Expansion Premises to a third party in which the Annual Rent is more than 7.5% lower than stated in Landlord’s Expansion Notice, and/or the tenant improvement allowance is more than 7.5% higher than stated in Landlord’s Expansion Notice, or if a letter of intent for such Expansion Premises with a third party is not signed within nine (9) months from the date of Landlord’s Expansion Notice, then Landlord must again first offer to lease such Expansion Premises to Tenant in accordance with the terms, provisions and procedures set forth above. If Tenant timely delivers its Expansion Notice to Landlord, then Landlord and Tenant shall within thirty (30) Business Days thereafter execute a mutually acceptable amendment to this Lease, upon the terms and conditions set forth in Landlord’s Expansion Notice (including an amendment to this Lease to reflect the increase in rsf of the Leased Premises and the proportionate increase in the Security (to the then-current (as of the commencement of the lease for the Expansion Premises) number of months of Annual Base Rent for the Expansion Premises as are then included in the L C Amount for Phases 1-3 of the Leased Premises, subject to further pro rata reduction as set forth in Section 4.10(b)) as a result of such expansion) and otherwise on the terms and conditions set forth in this Lease; provided, however, that any failure of the parties to execute such amendment shall not affect the validity of Tenant’s Expansion Notice. The right to lease the Expansion Premises set forth in this Section 3.7 is personal to the originally named Tenant (and any Permitted Transferee) herein and may only be exercised by such Tenant or Permitted Transferee (and not by any other assignee, subtenant or any transferee of all or any portion of Tenant’s interest in the Lease or the Premises) if such Tenant or Permitted Transferee then itself occupies the entire then-existing Premises leased pursuant to this Lease (except to the extent a portion is vacant due to a casualty or Tenant planning or constructing alterations therein).

ARTICLE 4. RENT

4.1 Rent. Tenant shall pay to the order of Landlord, without demand, set-off or deduction during the Term except as provided herein, the Annual Base Rent, specified in Section 1.5 and the Additional Rent, at the times and in the manner set forth in this Lease. The Annual Base Rent applicable to each Phase of the Premises shall be due and payable in 12 monthly installments, in advance, commencing on the Rent Commencement Date applicable to such Phase of the Premises and continuing on the first day of each and every subsequent calendar month during the Term, in the amount as scheduled in Section 1.5; provided, however, if the Rent Commencement Date is not the first day of a month a prorated amount of the Annual Base Rent shall be due on the first day of the month in which the Rent Commencement Date occurs. In the event the Term of this Lease commences or ends on a day other than the first or last day of a calendar month, then the Monthly Base Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the number of days in that calendar month, and such Monthly Base Rent shall be paid at the commencement of such partial month. Tenant shall pay the Annual Base Rent and all Additional Rent by good check or in lawful currency of the United States of America. If Tenant’s check is not good, then Landlord may require all further payments to be made by cashier’s check or official check, or wire transfer, at Landlord’s sole option. All forms of Rent due under this Lease shall be paid to Landlord at One Franklin Parkway, San Mateo, CA 94403 or such other location as Landlord may designate in writing from time to time or by bank wire of federal funds into Landlord’s account at: Bank of America, N.A.; ABA Routing No. 0260-0959-3 for credit to Account No. 7313801638 for the benefit of Franklin Templeton Companies.

4.2 First Month’s Rent. Tenant shall pay one month’s Annual Base Rent in the amount of Four Hundred Forty-Seven Thousand Four Hundred Sixteen and 75/100 Dollars ($447,416.75) for the Phase 1, Phase 2 and Phase 3 Premises upon execution of this Lease, and, if applicable, the first months’ Annual Base Rent in the amount of Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 Dollars ($387,946.20) for the Phase 4 Premises on the Phase 4 Delivery Date (“Advance Rent”). The Advance Rent shall be credited towards the first month’s Annual Rent payment for each Phase of the Premises, commencing on the Rent Commencement Date for each Phase of the Premises.

4.3 Fully Serviced Lease. This is a full service gross lease. The Annual Base Rent includes insurance, real property taxes, Common Area maintenance, janitorial services, utilities (other than HVAC charges for Overtime Periods as set forth in Section 7.5), Common Area and Leased Premises electrical costs (except as provided in Section 7.1 of the Lease) and other than charges set forth in Article 7 of this Lease. Except as otherwise expressly provided herein, there will be no operating expense or property tax increases or pass-throughs.

4.4 Late Payment Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder after the expiration of any applicable grace period will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, other remedies for nonpayment of Rent notwithstanding, and except as expressly provided herein, in the event any installment payment of Rent due Landlord hereunder shall not be paid within three (3) days after the due date, Tenant shall pay Landlord a late payment fee of five percent (5%) of the unpaid past due amount, in addition to such other amounts owed under this Lease. In addition, Tenant shall pay Landlord interest on any delinquent payment due Landlord hereunder at the Default Rate; provided that interest shall not be payable on late charges incurred by Tenant or on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Notwithstanding the foregoing, Tenant shall not be charged a late fee or interest on a late payment with regard to the first such failure in any twelve (12) month period, provided Tenant cures such failure within five (5) days following Tenant’s receipt of written notice from Landlord that the Rent was not received when due.

4.5 Increase In Insurance Premiums. If an increase in any insurance premiums paid by Landlord for the Building is caused by Tenant’s use of the Leased Premises other than for the Permitted Use, or if Tenant vacates the Leased Premises and such vacation is the direct cause of an increase in such premiums, then Tenant shall pay as Additional Rent the amount of such increase to Landlord.

4.6 Holding Over. In the event that Tenant does not vacate the Leased Premises upon the expiration or termination of this Lease and continues to hold over in possession of the Leased Premises, Tenant shall be a tenant at sufferance or a month-to-month tenant (if holding over without Landlord consent or with Landlord consent, respectively) for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, including the obligation to pay Rent, except that Tenant shall pay Landlord as an installment of the Annual Base Rent for the period of such holdover an amount equal to one hundred fifty (150%) of the Annual Base Rent. The Rent payable during the holdover period shall be payable in accordance with the terms of this Lease. Acceptance by Landlord of any Rent after such expiration or termination of this Lease shall not constitute a consent to a holdover hereunder or result in a renewal of this Lease or any lease. If Tenant holds over without the consent of Landlord, Tenant shall be liable to Landlord for any and all actual and/or consequential damages and lost profits arising from such holdover, including, without limitation, the loss of any prospective tenants for the Leased Premises.

4.7 Sales Tax. In addition to the Annual Base Rent and the Additional Rent to be paid by Tenant hereunder, Tenant shall be liable and pay to Landlord all rental, sales and use taxes, to the extent such tax is triggered by Tenant’s specific use of the Leased Premises, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the Rent or other charge upon which the tax is based as set forth above. Landlord represents to Tenant that no such sales tax is due and payable with respect to the Rent as of the date of this Lease.

4.8 Rights To Additional Rent. Any and all sums of money or charges, other than Annual Base Rent, required to be paid by Tenant under this Lease, whether or not the same be so designated, shall be considered “Additional Rent.” Landlord shall have the same rights and remedies with respect to Additional Rent as with respect to Annual Base Rent. The term “Rent” is hereby defined to mean the Annual Base Rent, the Additional Rent, and any additional charge, fee or rent payable by Tenant to Landlord under this Lease.

4.9 Taxes on Tenant’s Property.

(a) Tenant’s Property. Tenant shall be solely liable for and shall pay ten (10) days before delinquency, any and all taxes, levies and assessments imposed upon any personal property, equipment, furnishings or trade fixtures placed by Tenant in or about the Premises. If any such taxes, levies and assessments are levied against Landlord or Landlord’s property or if the assessed value of the Building is increased by the inclusion therein of a value placed upon such personal property, equipment, furnishings or trade fixtures of Tenant and if Landlord pays the taxes, levies and assessments based upon such increased assessment, which Landlord shall have the right to do regardless of validity thereof, Tenant shall, within thirty (30) days of demand by Landlord and receipt of detailed documents, repay to Landlord as Additional Rent all such taxes, levies and assessments so levied against Landlord,, or the proportion of such taxes, levies and assessments resulting from such increase in the assessment; provided, however, that, in such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation but without any cost to Landlord, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes, levies and assessments so paid under protest, any amount so recovered shall belong to Tenant.

(b) Payment by Tenant. Tenant shall pay, prior to delinquency, all license fees and taxes which may be imposed upon the business of Tenant conducted on the Premises. Landlord shall not be responsible for the payment of any taxes other than those which are included in real property taxes.

4.10 Security.

(a) In General. Tenant shall maintain security in the amount specified in Section 1.7 for the full and faithful performance of each and every provision of this Lease to be performed by Tenant in the form of a letter of credit substantially in the form attached hereto as Exhibit G or another form reasonably acceptable to Landlord (the “L C”). Tenant shall deliver to Landlord within three (3) Business Days of full execution and delivery of this Lease an unconditional, clean, irrevocable letter of credit in the amount specified in Section 1.7 (the “L C Amount”), which L C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local San Francisco office, and whose deposits are insured by the FDIC) acceptable to Landlord in its sole but reasonable discretion, and which L C shall be in form and content as set forth on Exhibit G attached hereto, or otherwise reasonably acceptable to Landlord. Landlord hereby approves Silicon Valley Bank as the issuing bank for the L C. Notwithstanding anything to the contrary herein, (i) not later than fifteen (15) business days after Landlord delivers written notice to Tenant that it has started excavations for the underground garage for the building Landlord currently intends on building on the Project, Tenant shall increase the L C Amount to Three Million Eight Hundred Forty-Eight Thousand Three Hundred Thirty-Nine and 11/100 Dollars ($3,848,339.11),and then (ii) not later than thirty (30) days prior to the then-contemplated Phase 4 Delivery Date, Tenant shall increase the L C Amount to Five Million Twelve Thousand One Hundred Seventy-Seven and 70/100 Dollars ($5,012,177.70). Tenant shall pay all expenses, points and/or fees incurred by Tenant in and maintaining the L C. The L C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease term (including renewals). The L C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. In the Event of a Default with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L C or provide a replacement letter of credit that satisfies the requirements of this section at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the L C for payment of any Rent or any other sum in Default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of such Event of Default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of such Event of Default. The use, application or retention of the L C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “L C Security Deposit”). If any portion of the L C is drawn upon pursuant to this Section 4.10(a), Tenant shall, within three (3) Business Days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L C Security Deposit) in an amount sufficient to cause the sum of the L C Security Deposit and the amount of the remaining L C to be equivalent to the amount of the L C then required under this Lease or (ii) reinstate the L C to the amount then required under this Lease, and if any portion of the L C Security Deposit is so used or applied, Tenant shall, within three (3) Business Days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the L C Security Deposit) in an amount sufficient to restore the L C Security Deposit to the amount then required under this Lease, and Tenant’s failure to do so shall be a Default under this Lease. If Landlord holds an L C Security Deposit, Tenant may at any time replace such cash with an L C. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L C Security Deposit and/or the L C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L C Security Deposit and/or the L C, provided that Landlord delivers commercially reasonable written evidence of such transfer to Tenant. Tenant shall, within ten (10) Business Days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm Landlord’s transfer or assignment of the L C Security Deposit and/or the L C to such transferee or mortgagee.

(b) Conditional Reduction of Security. Provided that no Event of Default then exists, the L C shall be reduced as of each applicable “Reduction Date” below to the corresponding “New L C Security Deposit Amount” set forth below.

Phase of the Premises	L C Amount (6 months of Annual Base Rent)	First Reduction Date January 1, 2023	Second Reduction Date January 1, 2024	Third Reduction Date January 1, 2025	Fourth Reduction Date January 1, 2026	Fifth Reduction Date January 1, 2027	Sixth Reduction Date January 1, 2028

1	$603,031.50	$502,526.25	$402,021.00	$301,515.75	$201,010.50	$100,505.25

2	$1,157,499.00	$964,582.50	$771,666.00	$578,749.50	$385,833.00	$192,916.50

3	$923,970.00	$769,975.00	$615,980.00	$461,985.00	$307,990.00	$153,995.00

4	$2,327,677.22	$2,327,677.22	$1,939,731.02	$551,784.82	$1,163,838.61	$775,892.41	$387,946.20	*

Expansion Premises	Number of months of Annual Base Rent per rsf for the Expansion Premises as is then in place (as of the commencement of the lease for the Expansion Premises) for the remainder of the Phase 1-3 Leased Premises**

*	The L C Amount shall not burn down below $387,946.20 at any time during the Term (as may be renewed).
**	Provided that no Event of Default then exists, any L C Amount allocated to any Expansion Premises shall be reduced in accordance with the burn down schedule for Phases 1-3 of the Leased Premises.

ARTICLE 5.IMPROVEMENTS BY TENANT; POSSESSION

5.1 Construction. Tenant shall perform the construction of the Tenant’s Work only as set forth in the Work Agreement. Landlord and Tenant shall not charge either party a design or construction supervisory fee for Tenant’s Work.

5.2 Tenant’s Improvement Allowance. Landlord shall pay to Tenant Tenant’s Improvement Allowance subject to, and in accordance with, the terms of the Work Agreement.

5.3 Delivery of the Leased Premises; “AS-IS”. Landlord shall deliver each Phase of the Premises to Tenant by the Scheduled Delivery Date for such Phase of the Premises, in good, vacant, broom clean condition, with all major building systems, including the mechanical, electrical, plumbing, sprinkler, heating, ventilation and air conditioning, and elevator systems serving the Premises in good and sanitary working order and repair, and otherwise in substantially the same condition as of the date hereof (subject to ordinary wear and tear) (“Landlord’s Limited Reps.”). Except as otherwise set forth in this Lease and subject to Landlord’s Limited Reps. (defined above), the Leased Premises shall be delivered to Tenant in its “AS-IS and WITH ALL FAULTS” condition and Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Building or with respect to the suitability of any part of the Premises or the Building for the conduct of Tenant’s business. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were, at such time, in good and sanitary order, condition and repair; provided, however, Tenant shall have twenty-one (21) days after the Delivery Date of each Phase of the Premises, to notify Landlord, in writing, of any defect in any building systems, and Landlord shall repair such defect as soon as practicable. If Tenant fails to give notice with in such twenty-one (21) days, such building systems shall be deemed to have been in good and sanitary working order and repair as of the Delivery Date of each Phase of the Premises for purposes of this section, subject to Landlord’s repair and maintenance obligations hereunder.

ARTICLE 6. OCCUPANCY AND USE

6.1 Use. Tenant warrants and represents to Landlord that the Leased Premises shall be used and occupied for Tenant’s Permitted Use and for no other purposes. Tenant shall occupy the Leased Premises, conduct its business and control its agents, employees, invitees and visitors (to the extent such invitees and visitors are within the Leased Premises) in such a manner as is lawful, reputable and will not create a nuisance or constitute a Prohibited Use, pursuant to the terms and conditions of this Lease. Tenant shall maintain a ratio of not more than one (1) occupant for each one hundred twenty-five (125) rsf of area within the Premises prior to the Rent Commencement Date for the Phase 4 Premises and not more than one (1) occupant for each one hundred sixty-five (165) rsf of area within the Premises thereafter. Tenant shall not conduct any operation which emits any excessive or offensive odor or matter which intrudes into other portions of the Building, use any apparatus or machine which makes undue noise or causes undue vibration in any portion of the Building or otherwise materially interfere with, annoy or disturb any other Tenant in its normal business operations or Landlord in its management of the Building. Tenant shall perform no core drilling without Landlord’s consent (which consent may be withheld in Landlord’s sole discretion). Tenant shall neither permit any waste on the Leased Premises nor allow the Leased Premises to be used in any way which would, in the reasonable opinion of Landlord, be hazardous on account of fire or which would in any way increase or render void the fire insurance on the Building. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s particular business in the Leased Premises, Tenant shall, at its expense, duly procure and thereafter maintain such license or permit and shall at all times comply with the terms and conditions of same. Tenant shall not at any time knowingly suffer the Leased Premises to be used or occupied in violation of (i) the Certificate of Occupancy for the Leased Premises or for the Building, (ii) any of the provisions of this Lease, (iii) zoning ordinances, and rules and regulations of governmental and quasi-governmental authorities having jurisdiction over the Building; or (iv) a Prohibited Use.

6.2 Compliance With Laws, Rules And Regulations. Subject to Landlord’s obligation to deliver the Leased Premises in compliance with all Laws (including, without limitation, the ADA, as defined below), Tenant, at Tenant’s sole cost and expense, shall with respect to Tenant’s occupancy of the Leased Premises and Tenant’s use of the Project, comply with all present and future laws, ordinances, orders, and rules and regulations of all federal, state, local, equal employment opportunity, compensation, benefit, immigration, rights of the disabled, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd-1, et seq., the United Kingdom Bribery Act of 2010, and any other laws which may be deemed applicable, including, without limitation, all environmental laws and any other laws relating to the improvements on the Leased

Premises or the air in and around the Leased Premises (collectively, the “Law(s)”). Tenant warrants that its business and all activities to be conducted or performed in, on, or about the Leased Premises shall comply with all of the Laws. Tenant agrees to change, reduce, or stop any such activity, or install necessary equipment, safety devices, pollution control systems, or other installations at any time during the Term hereof to so comply, but Tenant is not waiving its right to challenge the application of and such Law to Tenant or the Leased Premises. Without limitation to the foregoing, Tenant agrees:

(a) Tenant will comply with the reasonable rules and regulations of the Building adopted from time to time by Landlord, a current copy of which are set forth on Exhibit F attached to this Lease. Landlord shall have the right at all times to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Building or the Leased Premises; provided that such rules and regulations and changes thereto are applicable to all tenants of the Building and will not unreasonably interfere with Tenant’s use of the Leased Premises or Server Room or Tenant’s Parking Allocation or materially increase Tenant’s obligations or decrease Tenant’s rights hereunder. The rules and regulations, as changed in accordance with this Section from time to time, are hereinafter called the “Rules and Regulations.” In the event of any inconsistency between the Lease and the Rules and Regulations, the Lease shall prevail and control. Any violation of the Rules and Regulations by any individual that is not under Tenant’s control shall not constitute a default under this Lease. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner but in any event to provide Tenant quiet enjoyment of the Leased Premises for Tenant’s Permitted Use.

(b) Nuisance or Waste. Tenant shall not cause, maintain, commit or permit any nuisance or waste in, on or about the Premises, or obstruct or interfere in any way with the rights of other tenants or occupants of the Building, or injure or annoy them by permitting or making any disturbing or excessive noise, or by permitting objectionable odors to emanate from the Premises, or use or allow the Premises to be used for any improper or unlawful purpose. Tenant shall not without Landlord’s prior written consent, place a load upon any floor in the Premises that exceeds one hundred (100) pounds per square foot “live load.” Landlord reserves the right to reasonably designate the position of all Tenant’s Equipment (defined below) which Tenant wishes to place within the Premises, and to place reasonable limitations on weight thereof. All deliveries to and from the Premises shall be made using the passenger elevator(s) during the time periods specified by Landlord and so as to cause the minimum amount of interference with the business of other tenants.

6.3 Warranty Of Possession. Landlord warrants that it has the right and authority to execute this Lease. Landlord covenants and agrees that, upon Tenant’s paying on a monthly installment basis the Annual Base Rent, and any Additional Rent required hereunder and performing all of the other covenants herein on its part to be performed, Tenant shall and may peaceably and quietly hold and enjoy the Leased Premises without hindrance by Landlord or persons claiming through or under Landlord, subject to the terms, covenants and conditions of this Lease. Landlord shall not be responsible for the acts or omissions of any other Tenant or third party not claiming through or under Landlord that may interfere with Tenant’s use and enjoyment of the Leased Premises.

6.4 Inspection. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s access to or occupancy of the Leased Premises, Landlord and Landlord’s agents shall have the right during Normal Business Hours to enter the Leased Premises, to examine the same, to access the roof of the Building, and to show the Leased Premises to prospective purchasers or lenders of the Building, with one (1) Business Day prior written notice (except in the event of an emergency when no prior notice is required). Upon (1) Business Day prior written notice (except in the case of an emergency), Landlord and Landlord’s agents shall have the right outside of Normal Business Hours to enter the Leased Premises to make such repairs or alterations as required under this Lease or as Landlord may reasonably deem necessary or desirable (including so as to be able to access the mechanical facilities, Building Systems (defined below), Building facilities, Common Areas and roof of the Building), and Landlord shall be allowed to take all material into and upon the Leased Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the Rent reserved herein shall not abate while said repairs or alterations are being made; provided that Landlord shall not unreasonably interfere with

Tenant’s use of or access to the Premises and shall comply with Tenant’s reasonable security measures. During the nine (9) months prior to the expiration of the Term hereof, Landlord may exhibit the Leased Premises to prospective tenants. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the Leased Premises or the Building or any part thereof, except as otherwise herein specifically provided. Notwithstanding the foregoing, no prior notice shall be required to permit Landlord or its authorized agents to enter the Leased Premises to supply janitorial service or any other service to be provided by Landlord pursuant to this Lease. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Leased Premises. Tenant shall not change Landlord’s lock system, or in any other manner prohibit Landlord from entering the Leased Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency, provided, that in such event, Landlord shall repair the damage resulting therefrom.

6.5 Supplemental Equipment. If Tenant desires to install any supplemental equipment (e.g. uninterrupted power supplies, supplemental HVAC equipment) in Tenant’s IDF closet(s), Tenant may do so only upon Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, at its sole cost and expense. Tenant shall be responsible for the maintenance and repair of any supplemental equipment and shall restore any damage to the Premises or Building caused by the installation, maintenance or removal of the supplemental equipment. Tenant shall, at its sole cost and expense, purchase all maintenance contracts reasonably required by the Landlord for such supplemental equipment and shall remove the supplemental equipment, if and as required by Landlord, at the expiration of or earlier termination of the Term.

6.6 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Tenant’s Equipment”) into or out of the Building. If such Tenant’s Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all Law and (c) such work shall be done only during Normal Business Hours reasonably designated by Landlord.

6.7 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any work of improvement to the Building and/or Project, any of such windows are permanently darkened or covered over due to any Law or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (not by the Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction. With respect to any windows of the Premises that are temporarily darkened or covered over by reason of any work or improvement to the Building and/or Project, Landlord shall not materially adversely affect Tenant’s use of the Leased Premises for Tenant’s Permitted Use.

ARTICLE 7. SERVICES

7.1 Electricity. Subject to any Law or any mandatory public utility rules or regulations governing energy consumption, Landlord shall make a cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current to the Premises for Tenant’s use in accordance with the design and distribution of the electrical system serving the Building (as it may be changed from time to time with Tenant’s consent), but not less than the Design Standards set forth on Exhibit D. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) substantially in excess of amounts normally used for office use, considering the usage in other office space in the Project (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install an electric current, sub-meter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for

Landlord’s direct actual cost of its Excess Electrical Usage at the Premises (without markup). The rate to be paid by Tenant for submetered electricity shall include any taxes or other reasonable out-of-pocket charges in connection therewith.

7.2 Excess Electrical Equipment. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord reasonably determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Law, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

7.3 Elevators. Landlord shall provide passenger elevator service to the Premises twenty-four (24) hours per day, seven (7) days per week. Landlord shall provide a freight elevator serving the Premises (which freight elevator also serves as an additional passenger elevator for the Building), available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 8:00 a.m. to 6:00 p.m., which hours of operation are subject to change, and after those hours upon at least one (1) Business Day written request from Tenant.

7.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Design Standards set forth in Exhibit D during Normal Business Hours; provided, however, only if permitted by the HVAC system serving the Building, Landlord shall endeavor to allow Tenant to cause the temperature in the Premises not to exceed 72ºF during Normal Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. Tenant shall not at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Landlord shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and Tenant shall keep operable windows in the Premises closed, and lower the blinds when necessary to maintain the desired temperature in the Leased Premises because of the sun’s position, whenever the air conditioning system is in operation or as and when required by any applicable law. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for proper functioning and protection of the HVAC System.

7.5 Overtime HVAC. The Annual Base Rent does not include any charge to Tenant for the furnishing of any HVAC to the Premises during any periods other than during Normal Business Hours (“Overtime Periods”). If Tenant desires HVAC service during Overtime Periods, Tenant may electronically activate such service (in 1 hour increments) via one of the multiple controllers located within the Premises. Tenant shall be solely responsible for the cost of any HVAC during Overtime Periods ordered by Tenant’s employees. The cost of such overtime HVAC shall be $75.00 per hour per full or partial floor, which rate may increase in Landlord’s reasonable discretion; provided, however, that any such increase shall be consistent with overtime charges in Comparable Buildings and equal to the actual increase in utility rates.

7.6 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages) to be cleaned, substantially in accordance with the standards set forth in Exhibit E; provided that Landlord shall provide day porter services to the break rooms and rest rooms within the Premises. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:00 p.m. on weekdays which are not Observed Holidays; provided, however, Landlord’s cleaning contractor and its employees shall have access to the Premises before 5:00 p.m. if Tenant consents to such earlier access to the Premises.

7.7 Water. Landlord shall provide water in the core lavatories on each floor of the Building and to the break rooms and lunch rooms contained within the Premises. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a submeter to measure the water. Tenant shall pay the cost of such installation and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

7.8 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas (except for designated trash receptacles), and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall reasonably cooperate with any recycling programs which Landlord may institute from time to time during the Term.

7.9 Directory. The lobby of the Building shall contain a static directory wherein the Building’s tenants shall be listed. Tenant shall be permitted, at its sole cost and expense, to (1) list its name on the Building directory; (2) list its name on the exterior signage at the sidewalk entrance to the Building off the drive circle of the Project, and (3) install identification signage anywhere in the Premises (provided such signage is not visible from the outside of the Building), including in the elevator lobby located on each floor of each of the Phases of the Premises; all of which signage shall comply with Law and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. At the termination or earlier expiration of the Term, Tenant shall remove all of its signage at its sole cost and expense.

7.10 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall respond reasonably to such request within ten (10) days. Tenant acknowledges that Landlord, in its reasonable discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.

7.11 Mail. On two (2) occasions during each Business Day, Landlord shall cause all mail delivered to the Project for Tenant by the United Postal Services to be delivered to Tenant at the Premises. Tenant shall be solely responsible for delivering all out-going mail to a designated United Postal Service facility and Tenant shall arrange for all necessary over-night courier pick-ups and deliveries.

7.12 Service Interruptions. Landlord will not be liable to Tenant or any other person, for direct or consequential damages, or otherwise, for any failure to supply any heat, air conditioning, elevator, cleaning, water, lighting or for any surges or interruptions of electricity, or other service Landlord has agreed to supply during any period. However, if such services are interrupted such that Tenant is prevented from using the Leased Premises (or a portion thereof) for a period of more than five (5) consecutive Business Days and such interruption is attributable to: (a) the negligence or willful misconduct of Landlord; or (b) Landlord’s failure to act reasonably to restore such interruption after notice from Tenant or any governmental authority or utility company, then the Rent shall abate with regard to the proportion of the Leased Premises that is unusable until such time as Tenant is able to use the Leased Premises (or any portion thereof), and if the same continues for one hundred eighty (180) consecutive days and such interruption is attributable to: (a) the negligence or willful misconduct of Landlord; or (b) Landlord’s failure to act reasonably to restore such interruption after notice from Tenant or any governmental authority or utility company, Tenant shall be entitled to terminate this Lease by delivering written notice thereof to Landlord. Landlord reserves the right temporarily to discontinue such services, or any of them, at such times as may be necessary by reason of accident, repairs, alterations or improvements, strikes, lockouts, riots, acts of God, governmental preemption in connection with a national or local emergency, any rule, order or regulation, conditions of supply and demand which make any product unavailable, Landlord’s compliance with any mandatory or voluntary governmental energy conservation or environmental protection program, or any other happening beyond the control of Landlord, and Landlord will not be liable to Tenant or any other person for such discontinuation of services. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building of any person. Except as provided hereinabove, Landlord will not be liable for damages to persons or property or for injury to, or interruption of, business for any discontinuance of utilities or services provided by Landlord, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of Rent or operate to release Tenant from any of Tenant’s obligations under this Lease. Landlord reserves the right from time to time to make changes in the utilities and services provided by Landlord to the Building provided such changes do not detract from the level of the existing utilities and services.

7.13 Emergency Generator. In connection with the performance of Tenant’s Work pursuant to the Work Agreement, and subject to the waivers of liability as set forth in the preceding Section 7.12 in connection with the occurrence of any utility service interruptions, Landlord shall connect the Leased Premises to the existing back-up electrical generator located within the Building and owned, operated and maintained by Landlord. During the Term of this Lease, Landlord shall use its commercially reasonable efforts to keep such back-up generator in good condition and repair, shall maintain a service contract with the local authorized CAT representative providing for periodic maintenance and repair in accordance with manufacturer’s recommendations and shall cause sufficient quantities of diesel fuel to be present in the storage tank servicing such back-up generator; provided that Tenant acknowledges and agrees that Landlord makes no representations, warranties or guarantees concerning the performance of such back-up generator and Tenant further understands and acknowledges that upon the occurrence of an event of Force Majeure causing a disruption in the electrical service to the Project, Landlord may be unable to obtain sufficient quantities of fuel necessary to allow the back-up generator to provide uninterrupted electrical service to such data and telephone systems upon such inability to refuel the Project’s storage tanks.

7.14 Tenant Cooperation. Tenant agrees to cooperate fully at all times with Landlord, to be bound by any Law, governmental standards or requirements relating to energy conservation, rationing and the like and to comply with all reasonable rules and regulations which Landlord may establish for the use of utilities and services and the protection of mechanical systems. All expenses or costs not included in Annual Base Rent described in this Article 7 are Additional Rent and failure to pay such shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle, but not limit, the Landlord to the rights granted for such breach in this Lease and by Law and equity.

7.15 Security Services and Access Control. Landlord shall have the right from time to time to adopt such policies, procedures and programs as Landlord shall, in Landlord’s reasonable discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord insofar as the same pertain to Tenant. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. In all events and notwithstanding any provision of this Lease to the contrary, Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord to the maximum extent permitted by law, for (i) any unauthorized or criminal entry of third parties into the Premises or the Building, (ii) any injury to or death of persons or (iii) any loss of property in and about the Premises or the Building by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord, or any allegation of active or passive negligence on the part of Landlord. Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses. In no event shall Landlord be liable for damages resulting from any error with regard to the admission to or the exclusion from the Building of any person. In the case of invasion, mob, riot, terrorism, public demonstration or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing and locking doors. Landlord currently employs onsite security staff, a roving vehicle, and constant surveillance of the Project at all hours. Landlord shall provide Tenant at least thirty (30) days’ written notice prior to modifying or eliminating such security services. Tenant shall be permitted to provide its own security personnel inside the Leased Premises to monitor the Leased Premises, subject to Landlord’s reasonable consent and outside the Leased Premises if Landlord stops providing its current level of security, subject to Landlord’s reasonable consent.

ARTICLE 8. REPAIRS AND MAINTENANCE

8.1 Landlord Repairs. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Leased Premises or the Building during the Term of this Lease except as are set forth in this Lease. Except as otherwise set forth in Section 8.2 below, Landlord shall make all necessary repairs (both structural and nonstructural) to (i) the “Building Systems” (the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building and Premises (excluding, however, supplemental equipment installed by Tenant); (ii) the Common Areas, in conformance with the standards of Comparable Buildings and otherwise in good condition; and (iii) the structural parts of the Building, including without limitation the foundations, columns, footings, load-bearing and exterior walls, sub-flooring, roof and roofing and all pipes and conduit serving the Building. Landlord shall also maintain (in accordance with the foregoing standards), at no additional charge to Tenant, the (x) windows and frames, gutters, and downspouts on the Building; and (y) lamp and light bulb replacement (for Building standard lights). Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and, except as provided herein, Tenant shall not be entitled to any abatement or reduction of Rent by reason of any repairs, alterations or additions made by Landlord under this Lease except the standard for rent abatement of Section 7.12 is applicable to this Section 8.1. Tenant understands and agrees that Landlord may, at any time or from time to time during the Term of this Lease, perform substantial renovation work in and to the Building or the Building Systems serving the Building (which work may include, but need not be limited to, the repair or replacement of the Building’s exterior facade, exterior window glass, elevators, electrical systems, air conditioning and ventilating systems, plumbing system, common hallways, or lobby), any of which work may require access to the same from within the Leased Premises. Tenant agrees that, so long as such work does not unreasonably interfere with Tenant’s use of the Premises or Server Room:

(a) Landlord shall have access to the Leased Premises at all reasonable times, upon reasonable prior written notice (one (1) Business Day written notice is deemed reasonable notice), for the purpose of performing such work; and

(b) Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of Rent on account of any noise, vibration, or other disturbance to Tenant’s business at the Leased Premises (provided that Tenant is not denied access to or use of said Leased Premises in which case Section 7.12 shall apply) which shall arise out of said access by Landlord or by the performance by Landlord of the aforesaid renovations at the Building.

(c) Landlord shall use reasonable efforts (which shall not include any obligation to employ labor at overtime rates) to avoid disruption of Tenant’s business during any such entry upon the Leased Premises by Landlord. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and except as expressly provided herein, Tenant shall not be entitled to any abatement or reduction of Rent by reason of any repairs, alterations or additions made by Landlord under this Lease except as expressly provided in this Lease. Landlord shall promptly restore any damage resulting from any such work or entry by Landlord. Tenant waives any and all rights it may have to make repairs at Landlord’s expense.

8.2 Tenant Repairs. Tenant shall not suffer any damage, waste or deterioration to occur to the Leased Premises and shall, subject to Landlord’s obligations hereunder, maintain the interior non-structural portions of the Leased Premises and the fixtures and appurtenances therein in good condition, and shall make all repairs reasonably necessary to keep them in good working order and condition (including when repairs are necessitated by the negligence or willful misconduct of Tenant or its agents, employees, invitees, licensees or visitors and such repairs are non-structural repairs that do not affect any Building System; provided, however, any such repairs that are structural in nature, involve the replacement of exterior window glass or affect any Building System, shall be made by Landlord at Tenant’s sole cost and expense), ordinary wear and tear, damage by fire or casualty, and repairs which are the responsibility of Landlord excepted. All repairs, replacements and restorations made by Tenant shall be substantially equal in quality and class to the originals thereof and shall be completed in compliance with Law. Tenant covenants that any repairs or replacements (as the case may be) required by the terms of this Lease to be made by Tenant shall be commenced and completed expeditiously; provided, however, if Tenant fails to make the repairs or replacements, in an emergency promptly after notice, or otherwise fails to make the repairs or replacements within thirty (30) days after notice or in the event that such repair or replacement is of such a nature as cannot with diligent effort be cured within such 30 day period, Tenant shall have failed to commence to cure within such period or failed to diligently prosecute remedial efforts to completion within a reasonable time thereafter, then Landlord may, at its option, make the repairs or replacements, and the cost of such repairs or replacements shall be charged to Tenant as Additional Rent and shall become payable by Tenant with the payment of the Rent next due hereunder.

8.3 Request For Repairs. Tenant must notify Landlord of its request for repairs or maintenance to the Leased Premises that are the responsibility of Landlord pursuant to any provision of this Lease and such request shall be made by email to Landlord’s facility manager at the Building at: Facility1@franklintempleton.com with a copy to Landlord at the address provided for in Section 22.5.

8.4 Tenant Damages. At the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Leased Premises to Landlord in as good condition as existed at the Effective Date, ordinary wear and tear, damage by fire or casualty, condemnation, and repairs which are covered by Landlord’s insurance or are the responsibility of Landlord excepted. The cost and expense of any repairs necessary to restore the condition of the Leased Premises shall be borne by Tenant.

ARTICLE 9. ALTERATIONS AND IMPROVEMENTS

9.1 Tenant Improvements.

(a) Alterations. Tenant acknowledges that in the event Tenant intends to undertake improvements or alterations to the Leased Premises following the Commencement Date and following completion of Tenant’s Work, Tenant must obtain the prior written consent and approval of Landlord to such improvements or alterations (“Alterations”), which consent shall not be unreasonably withheld, conditioned or delayed so long as such Alterations (i) are nonstructural and do not adversely affect the Building core or any Building Systems (subject to approval of same as set forth in Section 9.1(b) below); (ii) affect only the Leased Premises and are not visible from outside of the Leased Premises; (iii) do not affect the certificate of occupancy issued for the Building; and (iv) are in compliance with Laws. Landlord’s approval shall not be required for cosmetic changes or non-structural alterations that cost less than $50,000.00 per Lease Year to complete (“Cosmetic Alteration”).

(b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Cosmetic Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and reasonably approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any governmental authorities, and (iii) furnish to Landlord duplicate original policies or certificates of insurance (by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration), which insurance shall include Commercial General Liability insurance, Business Auto Liability, “All-Risk” Builder’s Risk insurance upon the entire Alteration to the full insurance value thereof, and Worker’s Compensation Insurance and Employer’s Liability Insurance, all issued by insurers and having coverage amounts which are reasonably satisfactory to Landlord), naming Landlord Insured Parties as an additional insured (excluding Employer’s Liability and Worker’s Compensation Insurance). Landlord shall advise Tenant of Landlord’s approval or disapproval of the Plans, or any of them, within ten (10) days after Landlord receives the Plans from Tenant. Tenant shall revise the Plans to meet Landlord’s documented objections, if any, and resubmit the Plans to Landlord for its review and approval. This review process shall continue until Landlord has approved the Plans. Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Cosmetic Alteration, which notice shall contain a description of such Cosmetic Alteration and Plans for each Cosmetic Alteration. No changes (except de minimis changes) shall be made to the Tenant’s Plans without the prior written approval of Landlord, to be granted or withheld in accordance with the standard set forth in Section 9.1(a) above.

(c) Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by experienced and capable contractors reasonably approved by Landlord (or in the case of work to the Fire systems and HVAC systems, Tenant must use Johnson Controls, or Sabah (in the case of work to the Fire systems) or ACCO (in case of work to the HVAC systems) or KDS (in the case of plumbing), which vendors Landlord shall have the reasonable discretion to change, provided Landlord gives prior written notice thereof to Tenant), (c) in compliance with all Law, the terms of this Lease and all construction procedures and regulations then reasonably prescribed by Landlord, and (d) at Tenant’s expense. All materials and equipment shall be of good quality and at least equal to the applicable standards for the Building then reasonably established by Landlord, and no such materials or equipment (other than Tenant’s Property (defined below)) shall be subject to any lien or other encumbrance. Upon completion of any Alterations the cost of which exceeds Fifty Thousand Dollars ($50,000.00) and otherwise requiring a governmental permit, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations in the form prescribed by California law. In addition, for any Alterations hereunder requiring a governmental permit, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of San Mateo County.

(d) Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will unreasonably interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall take all actions reasonably necessary to eliminate such conflicts.

(e) Tenant’s Costs. Except in connection with Tenant’s Work, Tenant shall pay to Landlord, within 30 days following written demand, all out-of-pocket costs reasonably and actually incurred by Landlord in connection with any other Tenant’s Alterations requiring Landlord’s consent including for (a) Landlord’s review of the Alterations (including review of requests for approval thereof), and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.

(f) Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Law. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Law, Tenant shall pay all reasonable and actual costs and expenses incurred by Landlord in connection with such alterations or improvements.

(g) Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of the Alterations and for final approval thereof upon completion and shall cause the Alterations to be performed in a good and workmanlike manner in accordance with the requirements of all applicable governmental authorities and Laws and shall furnish Landlord with copies thereof, together with “As-Built” Drawings for such Alterations. Landlord shall use commercially reasonable efforts to cooperate with Tenant, at no cost to Tenant, in obtaining any required permits for the Alterations or Tenant Work, including executing applications for permits which under applicable Laws must be made in the Landlord’s name.

(h) Any Alterations (including Cosmetic Alterations) to the Leased Premises made by Tenant shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain in the Premises at all times during the Term of the Lease (as may be renewed), and shall be surrendered to Landlord upon the termination of this Lease; provided, however, Landlord, at its option, may require Tenant to remove and/or repair any Cosmetic Alterations or Alterations which were designated by Landlord to be removed at the time consent thereto was granted (or, in the case of Cosmetic Alterations, within five (5) business days of Tenant’s delivery of notice thereof to Landlord or, if no such notice is given, Landlord may elect to give notice of the required removal on or before termination or earlier expiration of the Lease or a Phase of the Premises pursuant to the terms of this Lease) and to restore the Leased Premises to the condition existing prior to the construction of such Alteration, all costs of removal and/or repair and restoration to be borne by Tenant. This clause shall not apply to shelves, furniture, partitions, computer floors, fixtures, trade fixtures, or moveable equipment owned by Tenant, including studio and audio-visual equipment and lighting (“Tenant’s Property”) which shall be removed by Tenant at the end of the Term of this Lease. Following the completion of Tenant’s Work, all Alterations must be in accordance with the requirements of this Lease. Landlord may not require Tenant to remove any of Tenant’s Work performed in accordance with Exhibit C.

9.2 Liens. Tenant shall keep the Premises and Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. If Tenant fails to keep the Premises and Building free from any such liens and does not, within thirty (30) days following Tenant’s actual notice of the filing of any such lien, cause the same to be released of record by payment or positing of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by Law, the right, but not the obligation, to cause such lien to be bonded around by such means as Landlord shall deem proper if Tenant fails to have the lien removed or bonded around. All reasonable and actual expenses paid by Landlord and all expenses incurred by it in connection there with (including attorneys’ fees and costs) shall automatically create an obligation of Tenant to pay an equivalent amount as Additional Rent, which shall be payable by Tenant on Landlord’s demand with interest and late charges as set forth in Section 4.4. Such interest charged shall not constitute Landlord’s exclusive remedy nor compromise or limit any other rights granted Landlord by this Lease or by Law or equity. Nothing herein shall imply any consent by Landlord to subject Landlord to liability under any mechanic’s lien Law. Tenant may contest the validity and/or amount of any lien imposed on the Premises, provided that Tenant has caused such lien to be released of record by the payment or posting of the proper bond.

ARTICLE 10. CASUALTY

10.1 Substantial Destruction. If the then-existing Leased Premises shall be substantially damaged by fire, windstorm, or other casualty during the Term, Landlord shall, within thirty (30) days after such casualty, deliver to Tenant a written good faith estimate of the time needed to repair the damage (giving due consideration to the extent of the damage, the availability of materials and the availability of qualified contractors to perform the work). If the then-existing Leased Premises can be repaired within two hundred seventy (270) days after the date of discovery of the damage (without payment of overtime or other premiums), Landlord will promptly begin to repair the damage and diligently pursue the completion of such repair. If the then-existing Leased Premises cannot be repaired within two hundred seventy (270) days after the date of discovery of the damage (without payment of overtime or other premiums), then (1)

Landlord may terminate this Lease as to the affected then-existing Premises by giving written notice to Tenant within thirty (30) days after the damage occurs, or (2) Tenant may terminate the Lease as to the affected then-existing Premises by delivering written notice to Landlord within thirty (30) days after receiving notice of the damage from Landlord. If neither party elects to terminate the Lease, Landlord shall diligently proceed to repair and restore the then-existing Leased Premises to the condition existing immediately prior to such change. Tenant, at its sole cost and expense, shall repair and restore whatever trade fixtures and equipment and other improvements (including Alterations) it had installed prior to the damage or destruction. The terms “substantially damaged” and “substantial damage,” as used in this Article 10, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or such that the then-existing Leased Premises cannot be restored within two hundred seventy (270) days after the date of discovery of the damage (without payment of overtime or other premiums).

10.2 Partial Destruction. If during the Term hereof the then-existing Leased Premises shall be partially damaged (as distinguished from “substantially damaged”) by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control (including Force Majeure), and subject to all other terms of this Article 10, restore the then-existing Leased Premises. Such restoration shall be to substantially the same condition of the then-existing Leased Premises prior to the casualty, except for modifications required by zoning and building codes and other Laws or by the holder of a mortgage on the Building or Project. Tenant, at its sole cost and expense, shall repair and restore whatever trade fixtures and equipment it had installed prior to the damage or the destruction.

10.3 Last 12 Months of Term. If any casualty of the then-existing Leased Premises occurs during the last twelve (12) months of the Term that will take more than ninety (90) days to restore and the Tenant has not exercised its Right to Renew, the Lease may be terminated by Landlord or Tenant as of the date of such casualty, which right shall be exercised by written notice to be given by either party within thirty (30) days from the date of the casualty. If this right is exercised, Rent shall be apportioned to and shall cease as of the date of the casualty.

10.4 Abatement Of Rent. If the provisions of Subsection 10.1 or 10.2 of this Article 10 shall become applicable, the Annual Base Rent and all other charges specified in this Lease shall be abated or equitably reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of Tenant in the then-existing Leased Premises. In the event of the termination of this Lease as to the affected then-existing Leased Premises pursuant to this Article 10, this Lease, and the Term hereof, as they relate to the affected then-existing Leased Premises shall cease and come to an end as of the date of such damage or destruction and all obligations of the parties to this Lease as they relate to the affected then-existing Leased Premises shall cease except for any obligations which expressly survive termination or earlier expiration of this Lease and the L C shall be reduced pro rata. Any proportionate Annual Base Rent or other charges paid in advance by Tenant shall be promptly refunded by Landlord. Notwithstanding any provision contained in this Lease to the contrary, in the event Landlord fails to restore the then-existing Leased Premises within two hundred seventy (270) days after the date of discovery of the damage (without payment of overtime or other premiums), Tenant shall be entitled to terminate this Lease as to the affected then-existing Leased Premises by delivering written notice thereof to Landlord at any time before the then-existing Leased Premises are so restored. If the damage or destruction is due to the willful misconduct or negligence of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, there shall be no abatement of Rent regardless of the period of substantial interference with Tenant’s business.

10.5 Landlord’s Limitation Of Obligation. Despite anything contained in this Lease to the contrary, and without limiting Landlord’s right or remedies hereunder:

(a) If damage or destruction occurs to the then-existing Leased Premises or any part thereof by reason of any cause in respect of which there are no proceeds of insurance available to Landlord, or

(b) If the proceeds of insurance are insufficient to pay Landlord for the costs of rebuilding or making fit the then-existing Leased Premises, or

(c) If any mortgagee or other person entitled to the proceeds of insurance does not consent to the payment to Landlord of such proceeds for such purpose, then Landlord may, without obligation or liability to Tenant, terminate this Lease on thirty (30) days written notice to Tenant and all Rent shall be adjusted as of, and Tenant shall vacate and surrender the Leased Premises on, such termination date.

Notwithstanding anything to the contrary in this Section 10.5, except as set forth in Section 10.1 and 10.3 above, Landlord shall not have the right to exercise its right to terminate this Lease due to casualty if, as of the date of Tenant’s receipt of Landlord’s termination notice, Landlord actually plans to commence restoration of the damage in the following six (6) months.

10.6 No Claims. In no event shall Tenant be entitled to any claims, relief, remedies, compensation or damages for loss of use of the whole or any portion of the Premises and/or for any inconvenience or annoyance occasioned by any such damage, destruction, repair, reconstruction or restoration. Tenant’s sole remedy being the right to abatement as provided for in Section 10.4 above.

ARTICLE 11. INSURANCE

11.1 Tenant’s Insurance. Tenant shall, at its sole expense, maintain in effect at all times during the Term insurance coverage set forth below:

(a) Policies to be provided by Tenant. The following insurance shall be maintained by Tenant with limits not less than those set forth below at all times during the Term of this Lease:

Insurance		Coverages/Minimum Limits	Other Requirements
A. Liability
(1)	Commercial General Liability (“CGL”) (Occurrence basis)	Minimum Limits: 1. $5,000,000 per Occurrence 2. $5,000,000 General Aggregate

1.  Form. Insurance Services Office (“ISO”) form CG 00 01, or a substitute providing equivalent coverage.

2.  Insured Contracts. Coverage shall apply to but not be limited to liability assumed by Tenant under the Lease (including the tort liability of another assumed in a business contract).

3.  Additional Insureds. ISO form CG 20 11 01 96, or equivalent form, Additional Insured Endorsement including Landlord Insured Parties as additional insureds.

(2)	Business Auto Liability	$1,000,000 per Accident

1.  Form. Current ISO edition of CA 00 01 or a substitute providing equivalent coverage.

2.  Scope. Arising out of any auto (Symbol 1), including owned, hired and non-owned, or hired and non-owned (Symbols 8 and 9) if no owned autos.

Insurance		Coverages/Minimum Limits	Other Requirements
(3)	Workers’ Compensation (“WC”) and Employer’s Liability (“EL”)	1. WC Limits. Statutory limits. 2. EL Limits. $1,000,000 each accident and disease.

1.  Territory. State where work is to be performed must be listed under Item 3.A. on the Information Page.

2.  Scope. Such insurance shall cover liability arising out of the Tenant’s employment of workers and anyone for whom the Tenant may be liable for workers’ compensation claims. Workers’ compensation insurance is required, and no “alternative” forms of insurance shall be permitted.

3.  Leased Employees. Where a Professional Employer Organization (“PEO”) or “leased employees” are utilized, Tenant shall require its leasing company to provide Workers’ Compensation insurance for said workers and such policy shall be endorsed to provide an Alternate Employer endorsement in favor of Landlord.

B. Property
	Property Insurance: Causes of Loss - Special Form (formerly known as “all risk”)	100% Replacement Cost, on an Agreed Value Basis, for the Tenant’s improvements and betterments, including all the items included in Tenant’s Work, and all equipment and other property used in connection therewith, including Tenant’s business personal property, HVAC, trade fixtures, alterations, fixtures, trade fixtures, furnishings, equipment and signs from time to time in, on, adjacent to or upon the Leased Premises, and all alterations, additions, or changes made by Tenant pursuant to the terms of this Lease, and shall not be subject to coinsurance.

1.  Form. ISO form CP 10 30, or its reasonable equivalent.

2.  Proceeds. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the Tenant’s tenant improvements, additions, alterations, fixtures, furnishings, equipment and personal property.

C. Other Insurance - Such other insurance against other insurable liabilities or hazards as Landlord may from time to time reasonably require so long as landlords of Comparable Buildings are then customarily requiring such insurance.

11.2 Failure to Obtain and Maintain Insurance. Failure to obtain and maintain in full force and affect the required insurance set forth in this Lease following written notice thereof from Landlord to Tenant if Tenant fails to cure the same within ten (10) Business Days of receipt of such notice shall constitute a breach of and a material default under this Lease. If the Tenant shall fail to remedy such breach within then (10) Business Days after receipt of such written notice from the Landlord, the Tenant will be liable for, among other things, any and all costs, liabilities, damages and penalties resulting to the Landlord Parties (defined below) from such breach, unless a written waiver of the specific insurance requirement is provided to the Tenant by the Landlord.

11.3 Tenant’s Deductibles and/or Self-Insured Retentions. All deductibles, retentions, and/or uninsured amounts shall be commercially reasonable and paid by, assumed by, for the account of, and at Tenant’s sole risk. Landlord shall not be responsible for payment of any deductible or self-insured retention or uninsured amount.

11.4 General Requirements. Tenant shall furnish to Landlord a certificate or certificates of insurance certifying that the insurance coverage required is in force. A copy of the required Endorsements along with the Schedule of Forms and Endorsements page of the policy listing the required Endorsements as issued modifications to the policy shall be attached to the Certificate of Insurance provided by Tenant to Landlord. The coverage shall be issued by companies licensed to do business in the State of California and rated A-VII or better in Best’s Insurance Guide (or similar rating in an equivalent publication if no longer published) and shall otherwise be reasonably satisfactory to the parties. Upon expiration of the coverage or renewal policies, certificates of insurance evidencing coverage (going forward) shall be provided. Any insurance required by the terms of this Lease may be under a blanket policy (or policies) covering other properties of Tenant and/or its related or affiliated corporations. Failure of Landlord to demand such certificate or other evidence of full compliance of these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant’s obligation to maintain such insurance.

11.5 Waiver Of Subrogation. Notwithstanding anything to the contrary herein, Landlord and Tenant each waives any claim it might have against the other and releases the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any property insurance policy that covers the Building, the Leased Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, or would normally be covered by “special form” property insurance, even if caused by the negligence of the other party. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Any property insurance deductible shall be deemed part of the insurance and each party shall be responsible for any deductible on their own policy. Accordingly, Landlord and Tenant both assume all risk of damage to their respective property. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.

11.6 Policy Terms. All liability insurance required of Tenant under this Article (except Employer’s Liability) shall specifically cover the liability assumed by Tenant under this Lease including Tenant’s indemnification obligations hereunder and shall be primary coverage and shall not be contributing with any other liability insurance maintained by Landlord. It is the specific intent of the parties to this Lease that all insurance held by Landlord Parties shall be excess, secondary and non-contributory.

11.7 Disclaimer. Landlord makes no representation that the limits or form of insurance coverage specified to be carried by Tenant under the terms of this Lease are adequate to protect Tenant against Tenant’s undertaking under this Article 11, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its sole expense, and without altering its responsibility to pay Rent, such additional insurance as Tenant deems adequate. “Limits” set out in paragraph are the minimum dollar amount of insured coverage for the risk or peril specified. If Tenant or its contractors maintain greater limits, these minimum amounts shall not limit the amount of recovery available to Landlord.

ARTICLE 12. INDEMNIFICATION

12.1 Tenant’s Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, its officers, directors, shareholders, members, affiliates, partners, agents, employees, subsidiaries, successors and assigns (all of which shall be deemed included in the term “Landlord” for purposes of this Article 12) from and against any and all liabilities, obligations, penalties, fees, claims, litigation, demands, defenses, judgments, suits, proceedings, actions, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and expert fees and disbursements) in connection with loss of life, personal injury and/or damage to or destruction of property arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by Tenant of the Leased Premises, the Building or Common Areas, or any parts thereof, or the conduct of Tenant’s business or profession at the Leased Premises or from any breach or default in performance of any obligation on Tenant’s part to be performed under this Lease, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, subtenants, concessionaires, or invitees. Tenant’s indemnification shall not extend to (i) claims waived by Landlord under Section 11.5 above and (ii) any liabilities, obligations, penalties, fees, claims, actions, costs, disbursements or expenses of any kind arising from the violation of this Lease by Landlord, negligence or willful misconduct of Landlord, its employees, agents and contractors. In case Landlord shall be made a party to any such litigation commenced by or against Tenant, then Tenant shall protect, defend (with counsel chosen by Tenant’s insurer and reasonably acceptable to Landlord) and hold Landlord harmless and pay all reasonable costs and attorneys’ fees incurred by Landlord in connection with such litigation, and any appeals thereof. The provisions of this Section 12.1 shall survive the expiration or earlier termination of the Lease.

12.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant, its officers, directors, shareholders, members, affiliates, subsidiaries, partners, agents, employees, subsidiaries, successors and assigns (all of which shall be deemed included in the term “Tenant” for purposes of this Article 12), from and against any and all liabilities, obligations, penalties, fees, claims, litigation, demands, defenses, judgments, suits, proceedings, actions, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and expert fees and disbursements) incurred by Tenant arising from any occurrence in, on or about the Project and, with respect to claims for personal injury occurring in, on or about the Project, to the extent attributable to the negligence or willful misconduct of Landlord or its employees, agents, or contractors (“Landlord Parties”). Landlord’s indemnification shall not extend to (i) claims waived by Tenant under Section 11.5 above and (ii) any liabilities, obligations, penalties, fees, claims, actions, costs, disbursements or expenses of any kind arising from the negligence of willful misconduct of Tenant, its agents, contractors, employees, servants, subtenants, concessionaires, or invitees. The provisions of this Section 12.2 shall survive the expiration or earlier termination of the Lease.

12.3 Indemnification. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in Article 12 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by property insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Article 12 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations. The provisions of this Section 12.3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 13. CONDEMNATION

13.1 Substantial Taking. If, after the Commencement Date and before the termination of this Lease: (i) if thirty percent (30%) or more of the then-existing Leased Premises is taken by eminent domain or conveyed in lieu thereof; or (ii) as a result of a taking by eminent domain or the action of any public or quasi-public authority or a conveyance in lieu thereof, the means of ingress or egress to and from the Building or parking is so permanently altered as to materially and adversely affect the flow of traffic in, to, from or about the Building or to reduce the number of parking spaces available for Tenant’s use by more than twenty percent (20%) of the then-applicable parking spaces (collectively, a “Substantial Taking”); then, in any of the foregoing events, the Lease Term as to the affected then-existing Leased Premises shall cease and terminate as of the day possession shall be required by the acting governmental or quasi-governmental authority (the “Date of Taking”). Tenant shall pay Annual Base Rent, Additional Rent and other payments up to the Date of Taking, and Landlord shall refund such Annual Base Rent, Additional Rent and other payments as shall have been paid in advance and which cover a period subsequent to the

Date of Taking. In the event that the exercise of eminent domain or conveyance in lieu there or the alteration of ingress to and egress from the Building or parking does not constitute a Substantial Taking, then this Lease will not terminate, and Landlord shall, to the extent reasonably feasible, restore the Building, the then-existing Leased Premises and Common Area so as to constitute, as nearly as possible, a complete architectural unit. During the course of such restoration, there shall be a fair and equitable abatement of all Annual Base Rent and other charges to the extent (and only to the extent) that Tenant is required to close down or interrupt all or any portion of its business operations until restoration has been completed. After Landlord has completed the restoration, if any abatement in Annual Base Rent, Additional Rent or other charges has been permitted, then the Annual Base Rent, Additional Rent and other charges in the same amount as before will resume and such Rent and the L C Amount will be reduced, going forward, only if there has been a reduction in the size of the then-existing Leased Premises and then only in proportion to the reduction. Without limiting the foregoing, if 30% or more of the Rentable Area in any of the two (2) Buildings is taken by eminent domain or conveyed in lieu thereof, then Landlord or Tenant shall have the right and option (but not the obligation) to terminate this Lease by giving written notice to the other party, on or before thirty (30) days after the Date of Taking.

13.2 Award Of Damages. In the event of any condemnation or taking or conveyance in lieu thereof as provided above, whether a Substantial Taking or otherwise, Tenant will not be entitled to any part of the award paid or payable in connection with the Building, the Leased Premises or this Lease and Landlord will receive the full amount of the award or proceeds of conveyance (except that Tenant will be free to pursue a separate claim, but not from Landlord, for the value of its personal property, fixtures and equipment; Tenant’s business interruption damages and Tenant’s relocation expenses). Tenant hereby expressly waives and releases any right or claim to any part of the taking award or proceeds of conveyance in lieu of a taking which is applicable to the Building, the Leased Premises or this Lease.

13.3 Temporary Taking. If the whole or any part of the Premises shall be condemned for any temporary public or quasi-public use or purpose (270 days or less), this Lease shall remain in effect and Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term and Rent shall not abate. If a temporary condemnation remains in force at the expiration or earlier termination of the Term, Tenant shall pay to Landlord a sum equal to the reasonable cost of performing any obligations required of Tenant by this Lease with respect to the surrender of the Premises, including without limitation, repairs and maintenance, and upon such payment Tenant shall be excused from any such obligations. If a temporary condemnation is for an established period which extends beyond the Term, the Lease shall terminate as of the date of occupancy by the condemning authority, and the awards shall be as provided in this Lease.

13.4 If a temporary condemnation is for an established period which extends beyond the Term, the Lease shall terminate as of the date of occupancy by the condemning authority, and the awards shall be as provided in this Lease.

ARTICLE 14. ASSIGNMENT OR SUBLEASE

14.1 Landlord Assignment. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease, in the Building and the Project. Any such sale transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease first arising after the date of such sale, assignment or transfer (to the extent that such obligations are assumed by the transferee). The transferee shall assume all of Landlord’s obligations hereunder in writing.

14.2 Tenant Assignment.

(a) Except as provided hereinafter, Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise or mortgage or pledge the same, or sublet the Leased Premises, in whole or in part, without the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed and in no event shall any such assignment or sublease ever release Tenant from any obligation or liability hereunder. For clarity, Tenant shall not be permitted to sublet any portion of the Leased Premises that (i) has not been delivered to the Tenant or (ii) has been terminated by Tenant pursuant to the terms of this Lease (“then-existing Leased Premises”).

(b) If Tenant desires to assign or sublet all or any part of the Leased Premises, it shall so notify Landlord at least fifteen (15) Business Days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant will simultaneously with such request give Landlord (i) the name and address of the proposed assignee or subtenant, (ii) the terms of the proposed assignment or sublease, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed assignment or sublease, including all existing operative documents to be executed to evidence such assignment or sublease or the agreements incidental or related to such assignment or subletting, and (iii) reasonably satisfactory and complete information about the nature, financial condition (including the most recent financial statements) and business of the proposed assignee or subtenant, and its proposed use of the Leased Premises. Whether or not Landlord consents to any proposed transfer, Tenant shall, within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable and actual out-of-pocket fees, costs and expenses incurred by Landlord in connection with its review of a proposed transfer, provided that the sum of all such fees, costs and expenses shall not exceed Three Thousand Five Hundred Dollars ($3,500.00) for each request. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Within ten (10) Business Days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed subtenant or assignee, except in connection with a Permitted Transfer (hereinafter defined), Landlord shall have the following options: (1) cancel this Lease (in the event of a request by Tenant to assign the Lease or sublease at least seventy-five percent (75%) or more of the rsf of the then-existing Premises) or, at Landlord’s sole option, as to the one or more entire floors proposed to be sublet (in the event of a request by Tenant to sublet one or more entire floors of the then-existing Leased Premises for three (3) years or more or the remainder of the Term, whichever is less), in which case the Annual Rent and L C Amount shall be reduced pro rata; provided, however, the L C Amount shall not decrease below Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 Dollars ($387,946.20); (2) reasonably approve the proposed assignment or sublease (subject to the assignee or subtenant showing resources and means, as evidenced by financial statements delivered to Landlord sufficient to satisfy all remaining obligations of the “Tenant” under the Lease or the subtenant under the sublease, as applicable), and, provided that the rent paid by any assignee or subtenant other than a Permitted Transferee under any such permitted assignment or sublease (or a combination of the rent paid under such assignment or sublease plus any bonus or any other consideration (including key money) or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord seventy-five percent (75%) of all such excess rent and other excess consideration, less Tenant’s reasonable expenses incurred in connection with such subletting, including without limitation, reasonable brokerage commissions, improvements allowances, free rent, reasonable attorneys’ fees and reasonable alteration costs, within ten (10) days following receipt thereof by Tenant; or (3) refuse, in Landlord’s reasonable judgment, to consent to the proposed assignment or sublease upon notice to Tenant which includes an explanation of the refusal. Upon the occurrence of an Event of Default, if all or any part of the then-existing Leased Premises are then assigned or sublet, then during the existence of such Event of Default, Landlord, in addition to any other remedies provided by this Lease or provided by Law may, at its option, collect directly from the assignee or subtenant all rents becoming due to Tenant by reason of the assignment or sublease. Any collection directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease. Tenant shall deliver to Landlord within ten (10) days after any assignment or subletting a copy of the executed assignment or sublease agreement. Any assignment or sublease shall provide that the assignee or subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant hereunder. The Permitted Use of the Leased Premises shall not change in connection with any assignment or sublease and in no event will the Premises be used as a call center or business that has significant walk-in traffic that would generate high volumes of traffic in the Project or does not violate any restrictions set forth in this Lease, any mortgage or superior lease or any negative covenant as to use the Premises required by any other lease in the Building.

(c) Stock Transfers. Except for Permitted Transfers, if Tenant is a corporation the stock of which is not traded on the NYSE, AMEX or NASDAQ exchanges, or if Tenant is a partnership,

limited liability company or unincorporated association, the sale, transfer, assignment, pledge or hypothecation of any stock or interest in such corporation, partnership, limited liability company or association (as the case may be) in the aggregate in excess of fifty percent (50%) of any class or type of stock or interest in one or more related transactions shall be deemed an assignment within the meaning of this Article 14 and the corporation, partnership, limited liability company or association as it exists after such sale, transfer, assignment, pledge or hypothecation shall be deemed to be a successor and assign of the Tenant. The foregoing restriction shall not apply however to public offerings, equity financings or transfers among current shareholders.

(d) Notwithstanding anything to the contrary herein, Tenant may undergo a deemed assignment under Section 14.2(c) or assign this Lease or sublet any of the then-existing Leased Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord provided that all of the following conditions are satisfied: (i) at least ten (10) days before the assignment or subletting (or, if prohibited by Law or contract, within two (2) Business Days thereafter), Landlord receives written notice of such assignment or subletting (as well as any documents or information reasonably requested by Landlord regarding such assignment or subletting or the assignee or sublessee from Tenant); (ii) the assignment or subletting is not a subterfuge by Tenant to avoid its obligations under the Lease and does not cause Landlord to be in default under any existing lease at the Project; (iii) if the transfer is an assignment, the Permitted Transferee assumes in writing all of Tenant’s obligations under this Lease; (iv) the Permitted Transferee has sufficient resources and means, as evidenced by financial statements delivered to Landlord, to satisfy all remaining obligations of the “Tenant” under this Lease (or the sublease, as applicable), and (v) Tenant (and any guarantor) shall not be relieved or released from any of its duties, liabilities or obligations including, without limitation, the obligation to fully and timely pay Rent, by reason of such Permitted Transfer. As used herein, a Permitted Transferee may include Tenant following a deemed assignment under Section 14.2(c) above if the conditions above are met.

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets or ownership interests, so long as Tenant’s obligations hereunder are expressly assumed by the entity acquiring the same.

As used herein, “Affiliate” shall mean any entity which is controlled by, is under common control with, or which controls Tenant, or in which Tenant has a fifty percent (50%) or greater voting or ownership interest.

(e) Tenant shall indemnify, defend and save Landlord, its officers, directors, shareholders, members, affiliates, subsidiaries, successors and assigns, harmless from and against any and all liabilities, obligations, penalties, fees, claims, litigation, demands, defenses, judgments, suits, proceedings, actions, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and expert fees and disbursements) in connection with anyone claiming under or through any subtenant or assignee or Tenant or by any brokers or other persons or entities claiming a commission or similar fee or compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease or to any Permitted Transfer.

(f) The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of the Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

(g) The listing of any name other than the Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing without Landlord’s consent shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

(h) If and to the extent allowed by Law, if at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant”, enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending at the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If and to the extent allowed by Law, if Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at Law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

ARTICLE 15. SUBORDINATION

15.1 Landlord hereby represents to Tenant that as of the date of this Lease, there is no mortgage or deed of trust on the Building. This Lease shall be subject and subordinate to any and all liens or encumbrances now or hereinafter imposed by Landlord without the necessity of the execution and delivery of any further instruments. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground Landlord), if so requested to do so by such purchaser or lienholder or ground Landlord, and to recognize such purchaser or lienholder or ground Landlord as the Landlord under this Lease, provided such lienholder or purchaser or ground Landlord shall agree in writing to accept and assume Landlord’s interest in this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs all provisions of this Lease to be observed and performed by Tenant within applicable notice and cure periods. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant hereby acknowledges and agrees that it will execute, acknowledge and deliver any commercially reasonable form of subordination, nondisturbance and attornment agreement (a “Subordination Agreement”) as may be requested by Landlord. Tenant shall, within ten (10) Business Days of Landlord’s request, execute such Subordination Agreement as may be requested by a mortgagee to document the subordination of this Lease to any mortgage lien encumbering the Building or any part thereof. If Tenant fails to deliver the Subordination Agreement within such ten (10) Business Day period, then Landlord may send a second written notice to Tenant demanding the execution, acknowledgment and delivery to Landlord of such instrument within 2 Business Days of Tenant’s receipt of such second written notice, and Tenant’s failure to deliver such instrument within such 2 Business Day period shall constitute an immediate and uncurable material default by Tenant under this Lease. Notwithstanding anything to the contrary herein, in the event Landlord finances all or any portion of Buildings 910 or 970, Landlord shall endeavor to provide Tenant with a commercially reasonable form of Subordination Agreement from Landlord’s lienholder after written request from Tenant.

15.2 If, in connection with obtaining financing or refinancing for the Building, any mortgagee or mortgagees shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder or Tenant’s use of the Premises or Server Room or Parking Allocation. Tenant further agrees to provide a copy of any written notice that Tenant delivers to Landlord pursuant to this Lease to any Landlord under a ground lease or any lender or mortgagee whose address has been provided to Tenant.

ARTICLE 16. INTENTIONALLY OMITTED

ARTICLE 17. DEFAULT AND REMEDIES

17.1 Default By Tenant. The occurrence and continuance of any of the following shall constitute an “Event of Default” or “Default” of this Lease by Tenant:

(a) Nonpayment of Rent. Any failure by Tenant to pay Rent, Additional Rent or to make any other payment required to be made by Tenant hereunder when due unless such failure is cured within three (3) days after notice from Landlord that the same was not paid when due;

(b) Abandonment. Abandonment of the Premises as provided in Sections 1951.2 and 1951.3 of the California Civil Code;

(c) Breach of Other Covenants. Any failure by Tenant to observe and perform any obligation, covenant or provision of this Lease to be observed or performed by Tenant other than those matters specified in Sections 17.1(a) and 17(b) above and 17.1(d)-(j) below, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default within a period of one hundred twenty (120) days following the occurrence of the event giving rise to the default;

(d) False Statement. Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement to which Tenant and Landlord are parties, which is or was knowingly false or misleading in any material respect when made or furnished, including any financial statement of any guarantor of Tenant’s obligations hereunder;

(e) Insolvency. Tenant (or any guarantor of Tenant’s obligations under this Lease) files a voluntary bankruptcy petition, admits in writing its insolvency or its present or prospective inability to pay its debts as they become due, permits or suffers a judgment, attachment, execution or judicial seizure to exist against it which affects Tenant’s ability to conduct its business in the ordinary course (unless enforcement thereof is stayed pending appeal), makes or proposes an assignment for the benefit of creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, proposed any such moratorium, extension or composition, or commences or proposes to commence any bankruptcy, reorganization or insolvency proceeding, or other proceeding under any federal, state or other law for the relief of debtors;

(f) Involuntary Bankruptcy. Tenant fails to obtain the dismissal, within ninety (90) days after the commencement thereof, of any bankruptcy, reorganization or insolvency proceeding, or other proceeding under any law for the relief of debtors, instituted against it (or any guarantor of Tenant’s obligations under this Lease) by one or more third parties or any Affiliate of Tenant or fails actively to oppose any such proceeding, or, in any such proceeding, defaults or files an answer admitting the material allegations upon which the proceeding was based or alleges its willingness to have an order for relief entered or its desire to seek liquidation, reorganization or adjustment of any of its debts;

(g) Receivership. Any receiver, trustee or custodian is appointed to take possession of all or any substantial portion of the assets of Tenant (or those of any guarantor of Tenant’s obligations under this Lease), or of Tenant’s interest in this Lease, or any committee of Tenant’s creditors, or any class thereof, is formed for the purpose of monitoring or investigating the financial affairs of Tenant or enforcing such creditors’ rights and is not dismissed within thirty (30) days;

(h) Liens. Tenant fails to cause the release, or bond over within thirty (30) days after its actual notice of filing, of any lien arising out of any work performed, materials furnished, or obligations incurred by or for Tenant, which has been filed against the Premises, Building or Project;

(i) Intentionally Omitted; or

(j) Insurance. Tenant fails to maintain in full force and affect the insurance coverages required to be maintained by Tenant under this Lease following written notice thereof from Landlord to Tenant and Tenant’s failure to cure the same within five (5) Business Days of receipt of such notice from Landlord.

17.2 Remedies For Tenant’s Default. In the event of any such Event of Default by Tenant, Landlord may at any time thereafter, at Landlord’s option and without limiting the exercise of any other right or remedy which Landlord may have in Law or equity by reason of such default or breach, with or without notice or demand, do any of the following:

(a) Continue Lease After Breach. Landlord shall have the remedy described in California Civil Code Section 1951.4 (landlord may continue the lease in effect after tenant’s breach and abandonment and recover rent as it becomes due, if tenant has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(b) Termination. Give written notice to Tenant of Landlord’s election to terminate this Lease at any time after the occurrence and during the continuation of an Event of Default, re-enter the Premises with or without process of law and take possession of the same and of all equipment, fixtures and personal property therein, and expel or remove Tenant and all other parties occupying the Premises, using such force as may be reasonably necessary to do so, without being liable to any prosecution for such re-entry or for the use of such force. In such event Landlord shall thereupon be entitled to recover from Tenant as damages, all of the following:

(1) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(2) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus

(3) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to any costs or expenses incurred by Landlord in retaking possession of the Premises, including reasonable attorneys’ fees; maintaining or preserving the Premises after such default; preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting; leasing commissions; or any other costs necessary or appropriate to relet the Premises; plus

(5) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

(6) As used in subsections (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Default Rate. As used in subsection (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

(c) Tenant’s Property. Landlord may at its option permit all of Tenant’s fixtures, furniture, equipment, improvements, additions, alterations, and other personal property to remain on the Premises or, at its option, at any time after the termination of this Lease, require Tenant to forthwith remove the same. In the alternative, in the event Tenant fails to remove such property after termination of this Lease as aforesaid, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in a public warehouse at the expense and risk of the owner or owners thereof.

(d) Cure of Default. In addition to the foregoing remedies, Landlord shall, so long as this Lease is not terminated, have the right to remedy any non-monetary Event of Default of Tenant, or to cause a receiver to be appointed to administer the Premises and any new or existing subleases, and Tenant shall pay to Landlord as Additional Rent hereunder all of Landlord’s reasonable costs in so doing, with interest at the Default Rate.

(e) Other Rights of Landlord. If Tenant fails to pay any Additional Rent within applicable notice and cure periods, in addition to any other right or remedy, shall have the same rights and remedies as in the case of an Event of Default by Tenant in the payment of Annual Base Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items then due Landlord sees fit, regardless of any request by Tenant.

(f) Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at Law or in equity.

17.3 Tenant’s Bankruptcy. In addition to Landlord’s remedies under this Article 17, Landlord may, at its sole discretion and without notice, invoke the following provisions upon the occurrence and during the continuation of an Event of Default:

(a) Upon a Tenant’s bankruptcy that is not discharged within ninety (90) days after filing, this Lease and all rights of Tenant hereunder shall, to the extent permitted by the bankruptcy court, automatically terminate with the same force and effect as if the date of any such event were the date stated herein for the expiration of the Term, and Tenant shall vacate and surrender the Leased Premises, but shall remain liable as herein provided. Landlord reserves any and all remedies provided herein or at Law or in equity.

(b) If this Lease is not terminated in accordance with subsection (a) above because such termination is not allowed under the Bankruptcy Code (hereinafter defined), upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed, agree:

(1) to perform promptly each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a United States Bankruptcy Court or other United States Court of competent jurisdiction; or deemed rejected by operation of law, pursuant to 11 U.S.C. § 365(c)(4);

(2) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Leased Premises an amount equal to all Annual Base Rent and all other Additional Rent;

(3) to reject or assume this Lease within 60 days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within 30 days of the filing of a petition under any other Chapter;

(4) to give Landlord at least ten (10) days prior written notice of any proceeding relating to any assumption of this Lease;

(5) to give Landlord at least thirty (30) days prior written notice of any abandonment of the Leased Premises;

(6) to be deemed conclusively to have rejected this Lease in the event of the failure to comply with any of the above;

(7) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same; and

(8) that this is a “lease of real property” as such term is used in the Bankruptcy Code.

(c) Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord hereunder, whether or not expressly denominated as Rent, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code, including, without limitation, reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s bankruptcy.

(d) Nothing contained in this Section 17.3 shall be deemed in any manner to limit Landlord’s rights and remedies under the Bankruptcy Code, as presently existing or as may hereafter be amended. In the event that the Bankruptcy Code is interpreted or amended during the Term of this Lease to so permit, or is superseded by an act so permitting, the following additional acts shall be deemed an Event of Default under this Lease: (i) if Tenant is adjudicated insolvent by the United States Bankruptcy Code or (ii) if a petition is filed by or against Tenant under the Bankruptcy Code and such petition is not vacated within 90 days. In either of such events, this Lease and all rights of Tenant hereunder shall automatically terminate with the same force and effect as if the date of either such event were the date stated herein for the expiration of the Term, and Tenant shall vacate and surrender the Leased Premises, but shall remain liable as herein provided. Landlord reserves any and all rights and remedies provided herein or at Law.

17.4 Landlord’s Default. Landlord shall not be deemed to be in default or breach in the performance of any obligation required to be performed by Landlord under this Lease unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying that Landlord has failed to perform such obligation; provided, however that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default or breach if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. Tenant shall have no right to terminate this Lease, except as expressly provided herein. No act or failure to act on the part of Landlord that would entitle Tenant under the terms of this Lease or by Law to be relieved of Tenant’s obligations hereunder (except with respect to Tenant’s rights to terminate the Lease as set forth in Articles 10 and 13 above) shall result in a release of such obligations unless (i) Tenant has given thirty (30) days written notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises whose address shall have been furnished to Tenant and (ii) Tenant offers such beneficiary or mortgagee a reasonable opportunity to cure the default or breach, including the time reasonably necessary to obtain possession of the Premises by power of sale, if such should prove necessary to effect a cure. It is expressly understood and agreed that any money judgment against Landlord resulting from any default or other claim arising under this Lease or related thereto shall be satisfied only out of the amount of Landlord’s interest in Buildings 910 and 970 and the land underlying Buildings 910 and 970, including all rents, issues, profits and proceeds of the Project (collectively with Landlord’s interest in such building and underlying land, “Income”), and no other real, personal or mixed property of Landlord, wherever situated, shall be subject to levy on any such judgment obtained against Landlord and if such Income is insufficient for the payment of such judgment, Tenant will not institute any further action, suit, claim or demand, in Law or in equity, against Landlord for the amount of such deficiency; provided, however, that Landlord’s liability under this Lease shall be limited in all events to a maximum of Ten Million Dollars ($10,000,000). Tenant hereby waives, to the extent waivable under Law, any right to satisfy said money judgment against Landlord except from the Income, subject to the $10,000,000 liability cap referred to above. In the event of an assignment of Landlord’s interest in this Lease, the assignor shall no longer be liable for the performance or observation of any agreements or conditions on the part of the Landlord to be performed or observed subsequent to the effective date of such assignment.

ARTICLE 18. REPRESENTATIONS

18.1 Tenant’s Representations. Tenant, in order to induce Landlord to enter into this Lease, hereby represents:

(a) That Tenant has full power and authority to conduct its business as presently conducted and to enter into this Lease. That this Lease has been duly authorized, executed and delivered by Tenant and constitutes the legal and binding obligation of Tenant.

(b) That, to Tenant’s current actual knowledge, no litigation or proceedings (or threatened litigation or proceeding or basis therefor) exists which could materially and adversely affect the ability of Tenant to perform its obligations under this Lease or which would constitute a default on the part of Tenant under this Lease, or which would constitute such a default with the giving of notice or lapse of time, or both.

18.2 Landlord’s Representations; Landlord’s Approval. Landlord, in order to induce Tenant to enter into this Lease, hereby represents:

(a) That Landlord has full power and authority to conduct its business as presently conducted and to enter into this Lease. That this Lease has been duly authorized, executed and delivered by Landlord and constitutes the legal and binding obligation of Landlord.

(b) That, to Landlord’s knowledge, no litigation or proceedings (or threatened litigation or proceeding or basis therefor) exists which could materially and adversely affect the ability of Landlord to perform its obligations under this Lease or which would constitute a default on the part of Landlord under this Lease, or which would constitute such a default with the giving of notice or lapse of time, or both.

(c) Except as expressly set forth in this Lease, Landlord and Landlord’s agents have made not warranties, representations, statements, promises with respect to the Building, Project or Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise.

(d) Landlord holds fee simple title to the Project and there are no outstanding delinquent real estate taxes or assessment for the Project.

(e) Wherever in this Lease Landlord’s approval or consent is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for punitive damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld, conditioned or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding for monetary damages (which monetary damages shall be limited in all events to a maximum of One Hundred Thousand Dollars ($100,000)), except that if Landlord unreasonably withholds its consent to a proposed assignment or sublease by Tenant, the limit shall be three (3) months of Annual Base Rent on the portion of the Premises subject to the proposed assignment or sublease, subject to Section 17.4) or to enforce such provision, by specific performance, injunction or declaratory judgment (but, Tenant cannot elect both remedies). In no event shall Landlord be liable for, and Tenant hereby waives any claim for, any consequential and punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease. Notwithstanding anything to the contrary herein, whenever this Lease requires an approval, consent, determination or judgment by Landlord, unless another standard is expressly set forth, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

ARTICLE 19. REAL ESTATE COMMISSIONS

Except for Landlord’s Broker and any Cooperating Broker whose identity is disclosed in Sections 1.12 or 1.13 above, Landlord and Tenant hereby represent and warrant, each to the other, that they have not otherwise dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a brokerage commission or similar fee or compensation with respect to the Leased Premises or this Lease. Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings from any broker, agents or finders other than Landlord’s Broker and the Cooperating Broker with the indemnitor and relating to the Leased Premises or this Lease. Landlord and Tenant each acknowledge and agree that Landlord’s Broker serves as Landlord’s Broker relative to the negotiation of the terms of this Lease and Cooperating Broker serves as Tenant’s broker relative to the negotiation of the terms of this Lease. Landlord shall pay a leasing commission to Landlord’s Broker pursuant to the terms of a separate agreement. Landlord’s Broker will pay Cooperating Broker a commission pursuant to the terms of a separate agreement.

ARTICLE 20. PARKING

During the Term of this Lease, Tenant shall have the right to use, without any additional cost or charge therefor the number of non-transferable parking passes for the number of parking spaces identified in Section 1.10, which parking passes shall pertain to the Project Parking Facilities (as hereinafter defined). “Project Parking Facilities” shall mean, collectively, the surface lots at the Project, under-building parking in Building 910 (pro-ratably based on Tenant’s rsf of its then-existing Leased Premises in Building 910) and Building 970 (pro-ratably based on Tenant’s rsf of its then-existing Leased Premises in Building 970) and Parking Structures A & B (but not under-ground parking in Parking Structure B) (as more particularly described on the Site Plan). There shall be no reserved spaces designated for Tenant. Landlord may charge Tenant a reasonable fee to replace any such key cards that are lost or damaged. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the Project Parking Facilities, including any sticker or other identification system established by Landlord of the operator of the Project Parking Facilities, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects (including relocation) of the Project Parking Facilities at any time, in Landlord’s reasonable discretion, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this lease, from time to time, temporarily close-off or restrict access to the Project Parking Facilities (or any portion thereof) for purposes of facilitating any such construction, alteration of improvements, provided that the number of parking spaces Tenant has access to in the Project Parking Facilities shall not be reduced and Landlord shall exercise such rights in a manner that will cause the least inconvenience to Tenant as is reasonably practicable. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all of the rights of control attributed hereby to Landlord. The parking passes granted to Tenant pursuant to this Article 20 are provided to Tenant solely for use by Tenant’s own personnel and invitees, and except in connection with an assignment of Tenant’s interest in this Lease (including to a Permitted Transferee) or a sublease of all or any portion of the Premises, in each case made in accordance with the applicable terms and conditions of Article 14 above, such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior written approval, which approval may not be unreasonably withheld, conditioned or delayed. Any new issue, re-issue or change in parking passes due to a change in parking pass use after the Effective Date shall be provided at Tenant’s sole cost and expense. Landlord will not be liable or responsible for the security of the parking areas provided pursuant to the terms of this Lease, which provision will control over any inconsistent provision of this Lease. Tenant shall be permitted to use, on a “first come, first serve” basis, the bicycle racks located in the parking lots located under each of Buildings 910 and 970 and use, on a “first come, first serve” basis, the four (4) 110v outlets located in the under-building parking in Building 910 and the three (3) 110v outlets located in the under-building parking in Building 970 to charge vehicles of its personnel. Tenant shall be permitted to install additional bicycle racks and bicycle lockers in the parking lots located under each of Buildings 910 and 970, at Tenant’s sole cost and expense, subject to Landlord’s prior approval of plans therefor and in accordance with applicable Laws.

ARTICLE 21. OTHER PROVISIONS

21.1 Hazardous Substances.

(a) Hazardous Substances. The term “Hazardous Substances,” as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any Law or regulation now or hereafter enacted or promulgated by any governmental authority.

(b) Tenant Restrictions. Tenant shall not cause to occur:

(1) Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Leased Premises, or arising from Tenant’s use or occupancy of the Leased Premises, the cause of which is the use or release of Hazardous Substances by Tenant or Tenant’s employees, agents or invitees, including, but not limited to, soil and ground water conditions; or

(2) The use, generation, release, manufacture, refining, production, processing, storage, or disposal by Tenant of any Hazardous Substance on, under, or about the Leased Premises, during the Term hereof or the transportation by Tenant to or from the Leased Premises of any Hazardous Substance, except for such incidental cleaning agents and solutions or maintenance materials used in the ordinary course or materials and goods stored as part of Tenant’s business operations (but such use and storage shall be in compliance with all hazardous substances laws).

(c) Environmental Clean-up.

(1) Landlord shall, within thirty (30) days following notice from Tenant, cause to be remediated, abated, corrected or otherwise cleaned-up any presence of hazardous materials or a violation of applicable hazardous materials laws occurring prior to the Commencement Date or caused by any party other than Tenant or Tenant’s employees, agents or invitees. In the event that any Hazardous Substances or environmental contaminants, including mold, exist with respect to the Building, and the existence of such Hazardous Substances or environmental contaminants precludes or materially interferes with Tenant’s use of the Leased Premises, Tenant shall receive an abatement of Rent during such interference.

(2) Tenant shall, at Tenant’s own expense, comply with all Laws with respect to the Leased Premises and the Building regulating the use, generation, storage, transportation, or disposal of Hazardous Substances by Tenant during the Term of the Lease.

(3) Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities” or “Authority”) applicable to Tenant’s use of Hazardous Substances under the Laws during the Term of the Lease.

(4) Should any Authority or any third party demand that a cleanup plan be prepared and that a clean-up be undertaken because of any use, deposit, spill, storage, operation, discharge, or other release of Hazardous Substances that is caused by Tenant or Tenant’s employees, agents or invitees during the Term of this Lease at or from the Leased Premises, or which arise at any time from Tenant’s use or occupancy of the Leased Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such cleanup plans at its own expense.

(5) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances by Tenant during the Term of the Lease that is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Section 21.1(c) within a reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Laws to the Leased Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Section 21.1(c).

(6) Tenant’s obligations and liabilities under this Section 21.1(c) shall survive the expiration or earlier termination of this Lease.

(d) Tenant’s Indemnity.

(1) In addition to any other obligations to indemnify Landlord set forth in this Lease, Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the Building, and their respective officers, directors, shareholders, shareholders, members, affiliates, partners, agents, employees, successors and assigns from all liabilities, obligations, penalties, fees, claims, litigation, demands, defenses, judgments, suits, proceedings, actions, costs, disbursements or expenses of any kind or of any nature whatsoever (including without limitation, reasonable attorneys’ and experts’ fees and disbursements) arising out of or in any way connected with any use, deposit, spill, storage, operation, discharge, or other release of Hazardous Substances that is caused by Tenant or Tenant’s employees, agents or invitees during the Term of this Lease, at or from the Leased Premises, or which arises at any time from Tenant’s use or occupancy of the Leased Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws.

(2) Tenant’s obligations and liabilities under this Section 21.1(d) shall survive the expiration or earlier termination of this Lease.

(e) Landlord’s Indemnity.

(1) In addition to any other obligations to indemnify Tenant set forth in this Lease, Landlord shall indemnify, defend, and hold harmless Tenant, and its officers, directors, beneficiaries,

shareholders, members, affiliates, partners, agents, employees, successors and assigns from all liabilities, obligations, penalties, fines, claims, litigation, demands, defenses, judgments, suits, proceedings, actions, costs, disbursements or expenses of any kind or of any nature whatsoever (including without limitation, reasonable attorneys’ and experts’ fees and disbursements) arising out of or in any way connected with (i) any deposit, spill, discharge, or other release of Hazardous Substances in violation of applicable hazardous materials laws occurring prior to the Effective Date in or about the Building, Premises or Common Areas and was a direct result of actions caused by Landlord or its employees and agents, and (ii) any liability, obligation, damage or costs, occurring after the Effective Date, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Substances to the extent such liability, obligation, damage or costs was a direct result of actions caused or knowingly permitted by Landlord or Landlord’s employees or agents.

(2) Landlord’s obligations and liabilities under this Section 21.1(e) shall survive the expiration or earlier termination of this Lease.

21.2 Intentionally Omitted.

21.3 Americans With Disabilities Act.

(a) Tenant covenants and agrees, at its expense without reimbursement or contribution by Landlord, to keep, maintain, alter and replace, if necessary, (i) the interior non-structural portions of the Leased Premises so as to ensure and maintain compliance of same with the Americans with Disabilities Act (the “ADA”), as amended from time to time, and all rules and regulations promulgated to further the purpose of and to enforce the ADA and (ii) portions of the Building outside the Leased Premises if necessitated by Tenant’s Work or Tenant’s use or occupancy of the Leased Premises pursuant to ADA. Tenant agrees to indemnify, defend, and save the Landlord and its property manager, officers, directors, shareholders, members, affiliates, subsidiaries, partners, agents, employees, successors and assigns harmless from and against any liability, obligation, penalty, fine, claim, demand, suit, damage or loss incurred as a result of any failure, neglect or refusal of Tenant to comply with the provisions of the subsection. With respect to any ADA compliance work required for which Tenant is responsible hereunder, Landlord shall have the right to perform such work, or require that Tenant perform such work with contractors, subcontractors, engineers and architects approved by Landlord; and if Landlord elects to perform such work, Tenant shall reimburse Landlord for the cost of such work within sixty (60) days following receipt of invoices therefor.

(b) For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that (check one):

☐ To Landlord’s actual knowledge, the Premises have undergone inspection by a Certified Access Specialist (CASp).

If the Premises have undergone inspection by a CASp prior to the execution of this Lease and, to the best of Landlord’s knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the date of this Lease which have impacted the Premises’ compliance with construction-related accessibility standards, Section 1938 requires Landlord to provide to Tenant, prior to execution of this Lease, a copy of any report prepared by the CASp. If, prior to the date of this Lease, the Premises were issued an inspection report by a CASp indicating that it meets applicable standards, as defined in paragraph (4) of subdivision (a) of California Civil Code Section 55.52, Landlord is required to provide a copy of the current disability access inspection certificate and any inspection report to Tenant that was not already provided pursuant to the foregoing sentence, within seven (7) days of the date of the execution of this Lease.

☒ To Landlord’s actual knowledge, the Premises have not undergone inspection by a CASp.

or

☐ To Landlord’s actual knowledge, the Premises have undergone inspection by a CASP but, to the best of Landlord’s knowledge, there have been intervening modifications or alterations completed or commenced which have impacted the Premises compliance with construction related accessibility standards.

California Civil Code Section 1938 states:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Landlord may not prohibit the Tenant or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the Tenant or tenant, if requested by the Tenant or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby agree that, during the term of this Lease, as the same may be extended, Tenant shall be responsible for (i) the payment of the fee for any CASp inspection that Tenant desires, and (ii) making, at Tenant’s cost, any repairs necessary to correct violations of construction-related accessibility standards within the Premises disclosed in a CASp inspection ordered by Tenant provided that such repairs shall be in accordance with the terms of the Lease. Tenant hereby agrees that: any CASp inspecting the Premises shall be selected by Landlord; Tenant shall promptly deliver to Landlord any CASp report regarding the Premises obtained by Tenant; and Tenant shall keep information contained in any CASp report regarding the Premises confidential, except as may be necessary for Tenant or its agents to complete any repairs or correct violations with respect to the Premises that Tenant agrees to undertake or as required by Law or in any litigation. Tenant shall have no right to cancel or terminate the Lease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term of the Lease.

ARTICLE 22. MISCELLANEOUS

22.1 Waiver. Failure of Landlord or Tenant to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of the default, but Landlord or Tenant shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in Article 17 above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by Law, nor shall pursuit of any remedy constitute forfeiture or waiver of any Rent or damages accruing to Landlord or Tenant by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by Landlord or Tenant to enforce one or more of the remedies provided upon an event of default shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Without limiting the generality of the foregoing, no action taken or not taken by Landlord or Tenant under the provisions of this Section 22.1 or any other provision of this Lease (including, by way of example rather than of limitation, the Landlord’s acceptance of the payment of Rent after the occurrence of any event of default) shall operate as a waiver of any right to be paid a late charge or of any other right or remedy which the either party hereto would otherwise have against the other party on account of such event of default under the provisions of this Lease or Law (each party hereto hereby acknowledging that, in the interest of maintenance of good relations between Landlord and Tenant, there may be instances in which the other party chooses not immediately to exercise some or all of its rights on the occurrence of an event of default).

22.2 Attorneys’ Fees. In the event of any legal action or proceeding, including, but not limited to, a bankruptcy case or proceeding or arbitration proceeding, brought by either party against the other arising out of this Lease or purporting to affect this Lease, the prevailing party (by way of settlement, final judgment or order) shall be entitled to recover reasonable attorneys’ fees and costs, including, without limitation, fees and costs for services at all trial and appellate levels and post judgment proceedings and all other costs expenses of such suit and any appeal thereof or with respect to any post judgment proceedings, including, without limitation, expert witness fees. The provisions contained in this Section 22.2 shall survive the expiration or earlier termination of the Lease.

22.3 Successors; Use Of Landlord’s Business Names. Subject to Article 14, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns. Tenant understands and agrees that Landlord fully reserves to itself the copyright upon and proprietary interest in all trade names, service marks and trademarks used by Landlord in connection with the Building or the Project, including without limitation, the names “Franklin/Templeton” except for use of such names in connection with identifying the Tenant’s address and the location of the Leased Premises, Tenant will not have the right to use the Landlord’s business names, including those aforesaid, for any purpose.

22.4 Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section.

22.5 Notice. Except as otherwise set forth in this Lease, any notice, demand, consent, approval or other communication to be given to or served upon any party hereto, in connection herewith, must be in writing, and may be given by certified mail or guaranteed overnight delivery service, return receipt requested. If a notice is delivered by United States Mail, it shall be deemed to have been given and received three (3) Business Days following the deposit of a certified letter containing such notice, properly addressed, with postage prepaid, with the United States Mail. If delivered by guaranteed overnight delivery service, it shall be deemed to have been given and received one (1) Business Day after the notice is delivered into the custody of the overnight delivery service. If the notice is given otherwise than by certified mail, or guaranteed overnight delivery service, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Notices shall be given to the parties hereto at the following addresses:

To Landlord:	FRANKLIN TEMPLETON INVESTMENTS
One Franklin Parkway, MS 960/1
San Mateo, CA 94403
Attention: Facilities Manager

With copies to:	FRANKLIN RESOURCES, INC.
3344 Quality Drive
Rancho Cordova, CA 95670
Attention: Thomas D. Rosenberger

and:	FRANKLIN RESOURCES, INC.
Corporate Secretary
One Franklin Parkway
San Mateo, CA 94403

To Tenant:	Roblox Corporation

Before Tenant’s Occupancy of the Premises:

60 E. Third Avenue, Suite 201
San Mateo, CA 94401
Attn: Legal Department and Finance Department

After Tenant’s Occupancy of the Premises:

The Premises
Attn: Legal Department and Finance Department

copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Real Estate Group/SPR

Either party hereto may, at any time by giving 5 Business Days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

22.6 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application for such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

22.7 Resolution of Disputes; Binding Arbitration. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS LEASE OR ANY AGREEMENTS OR INSTRUMENTS RELATING HERETO OR DELIVERED IN CONNECTION HEREWITH, INCLUDING BUT NOT LIMITED TO A CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, WILL AT THE REQUEST OF ANY PARTY BE SETTLED BY FINAL, BINDING ARBITRATION IN ACCORDANCE WITH THE COMPREHENSIVE ARBITRATION RULES AND PROCEDURES OF JAMS. JUDGMENT UPON THE ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF. THE FOLLOWING MATTERS ARE EXCLUDED FROM ARBITRATION HEREUNDER: (A) AN UNLAWFUL DETAINER ACTION FILED SOLELY TO COLLECT UNPAID RENT, (B) THE FILING OR ENFORCEMENT OF A MECHANIC’S LIEN, OR (C) ANY MATTER WHICH IS WITHIN THE JURISDICTION OF A PROBATE OR SMALL CLAIMS COURT.

THE ARBITRATOR(S) SHALL HAVE AUTHORITY TO AWARD ATTORNEYS’ FEES AND COSTS, INCLUDING EXPERT WITNESS FEES, TO THE PREVAILING PARTY. THE ARBITRATION SHALL TAKE PLACE IN SAN MATEO, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

Tenant’s Initials	Landlord’s Initials

22.8 Estoppel Certificates. Tenant agrees at any time and from time to time, upon not less than ten (10) Business Days prior written request of Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), the date to which the rental and other charges have been paid in advance, if any, and whether or not any violations are in existence as of the date of said statement, that Tenant has accepted possession of the Leased Premises, the date on which the Term commenced; and, as to whether, to the actual knowledge, information and belief of the signer of such certificate, the other party is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and as to any other fact or condition with respect to this Lease reasonably requested by the other party hereto or such other addressee, it being intended that any such statement delivered pursuant to this Section 22.8 may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of all or any portion of the Project. If Tenant fails to deliver such statement within such ten (10) Business Day period, then Landlord may send a second written notice to Tenant demanding the execution, acknowledgment and delivery to Landlord of such statement within two (2) Business Days of Tenant’s receipt of such second written notice, and Tenant’s failure to deliver such statement within such two (2) Business Day period shall constitute an immediate and uncurable material default by Tenant under this Lease and additionally shall be binding and conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance or rights of offset against Tenant’s obligations hereunder (iii) that not more than one month’s Rent has been paid in advance; and (iv) the Commencement Date of the Lease.

22.9 No Recording. Tenant shall not record this Lease or any memorandum or short form hereof without the written consent and joinder of Landlord; provided, however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum of Lease, in its sole and absolute discretion. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

22.10 Authority. Tenant does hereby personally represent and warrant that Tenant is a duly authorized and existing Delaware corporation, that Tenant is qualified to do business in the state in which the Leased Premises are located, and that each person signing on behalf of the Tenant is authorized to do so. Landlord does hereby personally represent and warrant that Landlord is a duly authorized and existing limited liability corporation, that Landlord is qualified to do business in the state in which the Leased Premises are located, and that each person signing on behalf of the limited liability company is authorized to do so.

22.11 Financial Reports. Within thirty (30) days after receipt of Landlord’s written request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant, or, failing those, Tenant’s internally prepared financial statements, certified by Tenant; provided, however, in no event shall Tenant be required to provide such financial statements to Landlord more than one (1) time each Lease Year during the entire Term (including renewals). Landlord agrees that it will not disclose any aspect of such information which Tenant designates as confidential except: (i) to Landlord’s lenders or prospective purchasers of the Building; (ii) in litigation; and (iii) if required by court order.

22.12 Time Of Essence. Time is of the essence of each and every provision and term of this Lease.

22.13 Force Majeure. In the event that either Landlord or Tenant shall be delayed or hindered in or prevented from the performance required by this Lease or in the Work Agreement by reason of an event of “Force Majeure (hereinafter, “Permitted Delay” or “Permitted Delays”), such party shall be excused for the period of time equivalent to the delay caused by such Permitted Delay. An event of “Force Majeure” shall mean strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, natural disaster, acts of God, or other reasons of like nature not the fault of the party delayed in performing work or doing acts.

22.14 Complete Understanding. This Lease represents the complete understanding between the parties hereto as the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as the same. No inducements, representations, understandings or agreements have been made or relied upon in the making of this Lease, except those specifically set forth in the provisions of this Lease. Neither party hereto has any right to rely on any other prior or contemporaneous representation made by anyone concerning this Lease which is not set forth herein. This Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

22.15 Governing Law. This Lease shall be construed, governed, interpreted and enforced in all respects by the laws of the State of California.

22.16 Tenant Amenities. During the Term of this Lease, Tenant shall have the right to use, in common with Landlord (but, subject to Landlord’s shared right to use such Shared Amenities), its employees, tenants and invitees, certain shared amenities located at the Project as of the Effective Date which include one (1) pass per 4,500 rsf of the Premises that have been delivered to Tenant (and have not later been terminated by Tenant) to use the fitness center, and use by all of Tenant’s personnel of the cafeteria and recreation center and the CARES Center located on the ground floor of Building 960 together with the two (2) sport courts located at the Project as of the Effective Date (“Sport Courts”) and the shower and locker rooms in each Building (the “Shared Facilities” or “Shared Amenities”). The Shared Facilities shall include the wellness rooms located within Building 960 and the Building. Tenant’s use of the Shared Facilities shall be subject to such rules and regulations as Landlord may reasonably prescribe from time to time upon notice to Tenant and shall be without any additional charge or cost therefore other than with respect to all food and beverages consumed within the cafeteria. Attached hereto as Exhibit F-1 are Landlord’s current rules and regulations for the Shared Facilities. Tenant understands that it shall not have the right to use any of the technology which may be located within the Shared Facilities and which are connected to Landlord’s network. In addition, Tenant shall have the right, at its sole cost and expense, to arrange for on-Premises catering to be provided by the operator of the cafeteria or other caterer. Landlord reserves the right to make all such changes, additions, improvements and replacements to the Shared Facilities as Landlord may elect, in its sole and absolute discretion and nothing set forth herein in this Section 22.16 shall be deemed a covenant or representation that Landlord shall not cease operation of (i.e., entirely shut down) all, or a portion of, the Shared Amenities during the Term; provided, however, (i) except for the Sports Courts, so long as Landlord operates such Shared Facilities, Tenant may access them as set forth above; and (ii) to the extent Landlord elects to cease operation of or terminate the Tenant’s use of the fitness center, recreation center or yoga room, Tenant’s Annual Base Rent and L C Amount will be reduced proportionately (based on the rsf calculations and load factor calculations agreed to by the parties in connection with this Lease) only to the extent Landlord terminates Tenant’s use of any, some or all of these three amenities (but, in no event, shall the L C Amount decrease below Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 Dollars ($387,946.20). Notwithstanding anything in this Section 22.16 to the contrary, Tenant acknowledges and agrees that Landlord intends to demolish and remove the Sport Courts from the Shared Amenities and Tenant’s right to use the Sport Courts set forth herein will terminate immediately upon written notice from Landlord and Tenant shall thereafter have no further right to use or access the Sport Courts or any other courts located at the Project (as of the Effective Date or at any time during the Term of this Lease (as may be extended)). In addition, in Landlord’s sole and absolute discretion, Tenant may, without any additional cost therefore, reserve and utilize such conference rooms as Landlord may operate at the Project from time to time, and such conference rooms on an as-available basis. Tenant acknowledges and agrees that the conference rooms do not include technology and Tenant will not be permitted to use Landlord’s network when using those rooms. Tenant shall use Landlord’s existing reservation system for its use, on an as-available basis, of the conference facilities and the Sport Courts located at the Project. Tenant acknowledges that during the Term the cafeteria shall not be open on Observed Holidays and Good Friday. For clarity, the provisions of this Section 22.16 do not govern any new amenities which may be located at the Project after the Effective Date (“New Amenities”) and Tenant shall have no right to use any such New Amenities.

22.17 Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1941, 1942 and 1950.7 (only the provisions providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and Section 1174(c) of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing that Tenant’s right to satisfy a judgment in order to prevent a forfeiture of this Lease or requiring Landlord to deliver written notice to Tenant of any reletting of the Premises), and any similar law, statute or ordinance now or hereinafter in effect.

22.18 Confidentiality of Lease. The parties agree that they will keep the terms of this Lease (collectively, “Confidential Material”) confidential and each party will take all reasonable precautions to maintain such confidentiality, and to use such Confidential Material solely for the purposes contemplated by this Lease; provided, however, that (i) any Confidential Material may be disclosed to the party’s or affiliates’ respective employees, agents, auditors, advisors or representatives and actual and prospective investors, lenders, subtenants and assignees (collectively, “Representatives”) who need to know such information, (ii) any disclosure of Confidential Material may be made to which the parties agree in writing, (iii) any Confidential Material may be disclosed to the party’s respective counsel or as required by Law and (iv) nothing herein shall prohibit or limit the use of Confidential Material in any dispute between any of the parties hereto (including their respective affiliates and Representatives). In addition, the violation of this Section 22.18 shall not permit either party to terminate this Lease.

This Lease was executed as of the “Effective Date” as specified hereinabove.

TENANT:

ROBLOX CORPORATION,
a Delaware corporation

By:	/s/ David Baszucki
Name:	David Baszucki
Its:	Authorized Signatory

By:	/s/ Ari Staiman
Name:	Ari Staiman
Its:	Authorized Signatory

Date of Execution:	August 10, 2017

LANDLORD:

FRANKLIN TEMPLETON COMPANIES, LLC., a Delaware limited liability company

By:	/s/ Mark Constant
Name:	Mark Constant
Its:	SVP & Treasurer

By:
Name:
Its:

Date of Execution:	August 11, 2017

EXHIBIT A-1: PHASE 1 PREMISES

EXHIBIT A-2: PHASE 2 PREMISES

EXHIBIT A-3: PHASE 3 PREMISES

EXHIBIT A-4: PHASE 4 PREMISES

EXHIBIT A-5: SITE PLAN FOR PROJECT

EXHIBIT B: FORM OF CERTIFICATE OF DELIVERY DATE

EXHIBIT C: WORK AGREEMENT

EXHIBIT D: DESIGN STANDARDS

EXHIBIT E: CLEANING SPECIFICATIONS

EXHIBIT F: RULES AND REGULATIONS

EXHIBIT F-1: RECREATION CENTER, FITNESS CENTER AND SPORT COURT RULES AND REGULATIONS

EXHIBIT G: FORM OF LETTER OF CREDIT

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

This First Amendment to Office Lease Agreement (the “First Amendment”), is dated August 30, 2018 (“Effective Date”) and is by and between FRANKLIN TEMPLETON COMPANIES, LLC, a Delaware limited liability company (“Landlord”) and ROBLOX CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Office Lease Agreement dated August 2017 (the “Original Lease”), under and subject to the terms of which Landlord leased to Tenant and Tenant leased from Landlord, those certain premises comprising approximately 173,104 rentable square feet of office space (“Original Premises”) located in Buildings 910 and 970 at One Franklin Parkway, San Mateo, California 94403.

B. Landlord and Tenant now desire to amend the Original Lease to, among other things, include within the “Leased Premises” portions of Buildings 910 and 960 (as defined below) (the “Additional Premises”), subject to the terms and conditions of this First Amendment. The Original Lease, as modified by the terms of this First Amendment, is referred to as the “Lease.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged here, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. Recitals A and B, inclusive, set forth above are incorporated into this First Amendment by this reference.

2. Estoppel and Release. By executing this First Amendment, Tenant acknowledges and agrees that as of the date of the execution of this First Amendment, to Tenant’s actual knowledge, without inquiry, Landlord has fully performed all duties and obligations of Landlord under the Original Lease due as of such date. Tenant further acknowledges and agrees that the waiver, release and discharge provided for in this Section 2 is a material inducement to Landlord to enter into this First Amendment.

Tenant has been in possession of the Phase 1 Premises, Phase 2 Premises and Phase 3 Premises and Tenant accepts the Leased Premises (as defined in Section 3(A) below) with the understanding that the Leased Premises (including the Phase 4 Premises, Phase 6 Premises, Phase 7 Premises and Phase 8 Premises (if applicable)) shall be delivered to Tenant in the condition as set forth in Section 5.3 of the Original Lease. Except as otherwise provided in the Lease, Tenant acknowledges and agrees that Landlord has no obligation to perform any work, supply any materials, incur any expense, make any alterations or improvements to the Leased Premises or to provide Tenant with any construction or tenant improvement allowance. Notwithstanding the foregoing, Landlord shall complete the work described in Exhibit H (“Landlord’s Phase 6 Premises Work”) in a good and workmanlike manner, in accordance with all laws, and the Delivery Date for the Phase 6 Premises shall occur upon completion of Landlord’s Phase 6 Premises Work (except for punchlist items), subject to Section 3(H) below.

3. Amendments to Provisions in Original Lease.

A. Increase of Leased Premises to Include the Phase 6 Premises, Phase 7 Premises and Phase 8 Premises (if applicable). Commencing on the Effective Date (as defined above), Section 1.3(a) of the Original Lease shall be deleted in its entirety and replaced with the following:

(a) “Leased Premises/Premises: The following are collectively referred to herein as the “Premises” or “Leased Premises”, and individually as a “Phase of the Premises”:

(1) “Phase 1 Premises” shall mean approximately 21,159 rentable square feet (“rsf”) located on the 1st floor of Building 910, as more particularly shown on Exhibit A-1.

(2) “Phase 2 Premises” shall mean approximately 40,614 rsf located on the 3rd floor of Building 910, and which constitutes the entire 3rd floor of Building 910, as more particularly shown on Exhibit A-2.

(3) “Phase 3 Premises” shall mean approximately 32,420 rsf located on the 1st floor of Building 970, as more particularly shown on Exhibit A-3.

(4) “Phase 4 Premises” shall mean approximately 78,911 rsf located on the 2nd and 3rd floors of Building 970, and which constitute the entire 2nd and 3rd floors of Building 970, as more particularly shown on Exhibit A-4.

(5) Intentionally Omitted.1

(6) “Phase 6 Premises” shall mean approximately 21,057 rentable square feet (“rsf”) located on the 2nd floor of Building 960, as more particularly shown on Exhibit A-7.

(7) “Phase 7 Premises” shall mean approximately 42,927 rentable square feet (“rsf”) located on the 3rd floor of Building 960, as more particularly shown on Exhibit A-8.”

(8) “Hold-Off Premises” or “Phase 8 Premises” shall mean approximately 21,551 rentable square feet (“rsf”) located on the 2nd floor of Building 960 and/or approximately 39,537 rentable square feet (“rsf”) located on the 4th floor of Building 960, as more particularly shown on Exhibit A-9, subject to Tenant’s exercise of its Hold-Off Premises Expansion Option set forth in Section 3(L) below.”

B. Section 1.3(e) of the Original Lease shall be deleted in its entirety and replaced with the following: “Project/Real Property: The Franklin Templeton Office Campus on One Franklin Parkway at Bay Meadows, San Mateo, California comprising, as of the Effective Date, 4 office buildings (including Building 910, Building 960 and Building 970) together with certain parking facilities, as more particularly shown on the Site Plan attached hereto as Exhibit A-5.”

C. A new Section 1.3 (f) shall be added to the Original Lease as follows: “Building 960: The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected or located or placed upon the land known as Building 960, One Franklin Parkway, San Mateo, California 94403 consisting of approximately 120,000 rsf.”

D. Section 1.6 of the Original Lease shall be deleted in its entirety and replaced with the following:

“910/970 Term: For the Phase 1 Premises, Phase 2 Premises, Phase 3 Premises, Phase 4 Premises, commencing on the respective Delivery Dates for each of the Phase 1 Premises, Phase 2 Premises, Phase 3 Premises, and Phase 4 Premises and ending on June 30, 2027, subject to Section 2.1(n) (“910/970 Expiration Date”), subject to modification pursuant to Section 3.1(d) if Tenant exercises the Early Termination Right or the Outside Termination Right (“910/970 Term”).

960 Term: For the Phase 6 Premises and Phase 7 Premises, commencing on the respective Delivery Dates for each of the Phase 6 Premises and Phase 7 Premises and ending on June 30, 2029, subject to Section 2.1(n) (“960 Expiration Date”) (“960 Term”).

The 910/970 Term and the 960 Term shall be referred to, individually, as applicable, and

[1]	This First Amendment intentionally omits any reference to a Phase 5 Premises.

together, as applicable, in this Lease as the “Term.” The 910/970 Expiration Date and the 960 Expiration Date shall be referred to, individually, as applicable, and together, as applicable, in this Lease as the “Expiration Date.” Notwithstanding anything to the contrary herein, to the extent this Lease continues following the expiration or earlier termination of the 910/970 Term or the 960 Term, references to “Premises” and “Leased Premises” shall exclude Premises in the Phase as to which this Lease has terminated.”

E. Section 1.9 of the Original Lease shall be deleted in its entirety and replaced with the following: “Tenant Improvement Allowance: $50.00 per rsf of Phase 1 Premises, Phase 2 Premises, Phase 3 Premises and Phase 4 Premises; and $40.00 per rsf of the Phase 6 Premises and the Phase 7 Premises, and a total of up to $75,000 to be used solely for Tenant’s installation of VAV Boxes, BMS and Fire Alarm in the areas of the Phase 6 Premises where the data center areas were located prior to the Phase 6 Delivery Date (“VAV Allowance”). For clarity, notwithstanding anything in the Lease to the contrary, including Section 5.13 of Exhibit C of the Original Lease, this VAV Allowance shall only be used for the Tenant’s installation of VAV Boxes, BMS and Fire Alarm in these areas in the Phase 6 Premises and not for any other improvement or alteration to the Premises. Notwithstanding anything in the Lease to the contrary, including Section 5.13 of Exhibit C of the Original Lease, Tenant shall forfeit any unused portion of VAV Allowance.”

F. Section 1.14 of the Original Lease shall be deleted in its entirety and replaced with the following:

1.2 “Addenda, Exhibits and Riders. If the blank preceding an Exhibit below is checked or otherwise marked, then the indicated Exhibit is incorporated by reference into this Lease and expressly made a part hereof:

“ X	Exhibit A-1	Floor Plan of the Phase 1 Premises
X	Exhibit A-2	Floor Plan of the Phase 2 Premises
X	Exhibit A-3	Floor Plan of the Phase 3 Premises
X	Exhibit A-4	Floor Plan of the Phase 4 Premises
X	Exhibit A-5	Site Plan for Project
X	Exhibit A-6	Intentionally Omitted
X	Exhibit A-7	Floor Plan of the Phase 6 Premises
X	Exhibit A-8	Floor Plan of the Phase 7 Premises
X	Exhibit A-9	Floor Plan of the Phase 8 Premises
X	Exhibit B	Form of Certificate of Delivery Date
X	Exhibit C	Work Agreement
X	Exhibit D	Design Standards
X	Exhibit E	Cleaning Specifications
X	Exhibit F	Rules and Regulations
X	Exhibit F-1	Rec. Center, Fitness Center/Sport Court Rules and Regulations
X	Exhibit G	Form of Letter of Credit
X	Exhibit H	Landlord’s Phase 6 Premises Work””

G. Section 2.1(c) of the Original Lease shall be deleted in its entirety and replaced with the following: “Building” shall mean Building 910, Building 960 and Building 970 to the extent that Premises in each has been delivered to Tenant and are then being leased under this Lease.”

H. Section 2.1(k) of the Original Lease shall be deleted in its entirety and replaced with the following:

(k) “Delivery Date” shall mean the later of the date upon which Landlord delivers to Tenant possession of a Phase of the Premises in the required condition and the date that is fifteen (15) days after Landlord’s delivery of notice of such Delivery Date; provided, however, (a) in no event shall the (i) Phase 4 Delivery Date occur before March 1, 2019, (ii) the Phase 6 Delivery Date occur before September 1, 2018 or (iii) the Phase 7 Delivery Date occur before July 1, 2019.”

I. Section 2.1(t) of the Original Lease shall be deleted in its entirety and replaced with the following: ““Rent Commencement Date” as to each Phase of the Premises delivered to Tenant, shall mean the fifth (5th) month following the Delivery Date as to such Phase of the Premises.”

J. Section 3.1(a) of the Original Lease shall be deleted in its entirety and replaced with the following:

“(a) Landlord shall deliver possession of the Premises in the following Phases and shall endeavor to deliver possession of the Premises to Tenant on the following dates:

Phase	RSF	Scheduled Delivery Date	Actual Delivery Date (as of the Effective Date)

1	21,159	5 Business Days following Effective Date	August 18, 2017

2	40,614	October, 1 2017	September 22, 2017

3	32,420	January 1, 2018	December 20, 2017

4	78,911	Sixty (60) days after all occupants located in the Phase 4 Premises have vacated such space.

6	21,057	October 15, 2018

7	42,927	Sixty (60) days after all occupants located in the Phase 7 Premises have vacated such space.”

K. The provisions of Section 3.1(b) and (c) of the Original Lease shall also apply as to the Phase 7 Premises. The following shall be added to the end of Section 3.1(e) of the Original Lease: “Similarly, notwithstanding anything to the contrary herein, if the Phase 6 Delivery Date has not occurred due solely to a Landlord Delay on or before November 15, 2018, then, the date Tenant is otherwise obliged to commence payment of Rent for the Phase 6 Premises shall be delayed by one (1) day for each day that the Delivery Date therefor is delayed beyond November 15, 2018.”

L. The following shall be added as a new Section 3.1(f) to the Original Lease:

“In exchange for the deletion of Tenant’s Partial Surrender Right in the Original Lease, provided there is no Event of Default under this Lease at the time Tenant delivers its Hold-Off Premises Expansion Notice and Tenant (or Tenant’s Permitted Transferee) is then itself occupying the Premises, Landlord hereby grants the Tenant originally named in this Lease (and any Permitted Transferee) the right to lease either or both of the following: (i) approximately 21,551 rsf located on the 2nd floor of Building 960 and/or (ii) approximately 39,537 rsf located on the 4th floor of Building 960, as more particularly shown on Exhibit A-9 (individually or together, as the case may be, “Hold-Off Premises”) throughout the 960 Term of this Lease, including any renewals (the “Hold-Off Premises Expansion Option”). Tenant shall notify Landlord in writing (the “Tenant’s Hold-Off Premises Expansion Notice”) on or before December 31, 2018 that it wishes to lease either or both of (i) the 2nd floor of Building 960 and/or (ii) the 4th floor of Building 960. The Hold-Off Premises Expansion Notice shall be irrevocable when made by Tenant. If Tenant fails to deliver its Hold-Off Premises Expansion Notice to Landlord on or before December 31, 2018, then Tenant’s right to lease such Hold-Off Premises shall lapse, and Landlord shall thereafter be free to lease such Hold-Off Premises to any third-party on any terms. If

Tenant timely delivers its Hold-Off Premises Expansion Notice to Landlord, then Landlord and Tenant shall within thirty (30) Business Days thereafter execute a mutually acceptable amendment to this Lease, which terms for Tenant’s Lease of the Hold-Off Premises shall be at the same terms for Tenant’s lease of the Phase 7 Premises (but applied to the Hold-Off Premises) (i.e., Delivery Date (60 days after all occupants located in the Hold-Off Premises have vacated such space), Rent Commencement Date, Tenant Improvement Allowance, Term, Security, including an amendment to this Lease to reflect the increase in rsf of the Leased Premises and the proportionate increase in the Security of six (6) months of Annual Base Rent) and otherwise on the terms and conditions set forth in this Lease; provided, however, that any failure of the parties to execute such amendment shall not affect the validity of Tenant’s Hold-Off Premises Expansion Notice. Upon delivery of the Tenant’s Hold-Off Premises Expansion Notice, Tenant deliver to Landlord one month’s Annual Base Rent for the Hold-Off Premises as part of its Advance Rent (as that term is defined below). The right to lease the Hold-Off Premises set forth in this Section is personal to the originally named Tenant (and any Permitted Transferee) herein and may only be exercised by such Tenant or Permitted Transferee (and not by any other assignee, subtenant or any transferee of all or any portion of Tenant’s interest in the Lease or the Premises) if such Tenant or Permitted Transferee then itself occupies the entire then-existing Premises leased pursuant to this Lease (except to the extent a portion is vacant due to a casualty or Tenant planning or constructing alterations therein).”

M. Section 3.1(g) of the Original Lease and any references in the Original Lease as to “Partial Surrender Right” and “Partial Surrender Notice” shall be deleted in their entirety.

N. The provisions of subpart (a) of the third sentence of Section 3.2 of the Original Lease shall also apply to conduits between Buildings 960 and 910 and 970, and the provisions of subpart (b) of such sentence shall also apply to a conduit in Building 960 to the Phase 6-8 Premises, in each case on or before the Phase 6 Delivery Date.

O. Section 3.4 of the Original Lease shall be deleted in its entirety and replaced with the following:

“Renewal Term. Tenant shall have the right to renew either or both of the 910/970 Term and/or 960 Term as set forth below. Notwithstanding the foregoing, if Tenant exercises the Early Termination Right or the Outside Termination Right, the right to renew the 910/970 Term or the 960 Term pursuant to this Section shall not apply to any Premises as to which this Lease has been terminated. Tenant shall have the right to two (2) renewal terms of four (4) years each for either or both of the 910/970 Term and/or the 960 Term (each, a “Renewal Term”) which shall commence on the day following the expiration of the 910/970 Expiration Date and/or the 960 Expiration Date, as applicable, and end on the last day of the Renewal Term, as applicable to the Phase 1-4 Premises and/or the Phase 6-7 Premises (and Phase 8 Premises (if applicable)), as applicable, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (a) Tenant shall have notified Landlord in writing of Tenant’s exercise of such renewal right no less than twelve (12) months prior to the applicable Expiration Date (“Exercise Notice”), and (b) at the time of the exercise of such right and immediately prior to the applicable Expiration Date, no Event of Default (as defined below) under the Lease by Tenant shall have occurred and be continuing. If any of the conditions set forth in the immediately preceding sentence is not satisfied, Tenant’s option to renew the applicable Term shall lapse and be null and void. Tenant’s notice of its election to renew the applicable Term shall be irrevocable when made. Time is of the essence with respect to the giving of the notice of Tenant’s exercise of the renewal option. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions hereof binding upon Tenant, except that the Annual Base Rent shall be determined as provided in Sections 3.5 and 3.6 below. Upon the commencement of a Renewal Term, (A) the Renewal Term shall be added to and become part of the applicable Term (but shall not be considered part of the initial Term), (B) any reference to this Lease, to the Term, the Term of this Lease or any similar expression shall be deemed to include the Renewal Term, (C) the expiration of the applicable Renewal Term shall become the Expiration Date (as to the applicable Phase of the Premises) and (D) if all of the Leased Premises are not included in the Renewal Term, the L C Amount shall be reduced proportionately; provided, however, the L C Amount shall not decrease below the last month’s Base Rent for each respective Phase of the Premises at any time during the Term (as may be renewed)*. The foregoing right to renew the Term of this Lease is personal to Tenant (and any Permitted Transferee, as defined below) and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, except in connection with a Permitted Transfer (as defined below). No tenant improvement allowance shall be granted with respect to any such applicable Renewal Term.”

P. The sixth (6th) sentence in Section 3.7 of the Original Lease is deleted in its entirety and replaced with the following: “Within twenty (20) days after receipt of Landlord’s Expansion Notice, Tenant shall deliver its irrevocable written notice to Landlord accepting, without qualification or modification, the terms set forth in Landlord’s Expansion Notice for the leasing of such Expansion Premises pursuant to the Expansion Option in its “AS IS” condition for a term co-terminus with the 910/970 Term of this Lease; provided, however, the Term for any Expansion Premises that is larger than 10,000 rentable square feet shall be at least four (4) years (the “Expansion Notice”).”

Q. Section 4.2 of the Original Lease is deleted in its entirety and replaced with the following:

“First Month’s Rent. Tenant shall pay one (1) month’s Annual Base Rent in the amount of Four Hundred Forty-Seven Thousand Four Hundred Sixteen and 75/100 Dollars ($447,416.75) for the Phase 1, Phase 2 and Phase 3 Premises upon execution of this Lease, and, if applicable, the first months’ Annual Base Rent in the amount of Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 Dollars ($387,946.20) for the Phase 4 Premises on the Phase 4 Delivery Date, and the first months’ Annual Base Rent of Three Hundred Fourteen Thousand Five Hundred Sixty-One and 34/100 Dollars ($314,561.34) for the Phase 6 and Phase 7 Premises upon execution of this First Amendment (“Advance Rent”). The Advance Rent shall be credited towards the first month’s Annual Rent payment for each Phase of the Premises, commencing on the Rent Commencement Date for each Phase of the Premises.”

R. Section 4.6 of the Original Lease is deleted in its entirety and replaced with the following:

“Holding Over. In the event that Tenant does not vacate the Leased Premises upon the expiration or termination of this Lease as to the applicable Phase of the Premises and continues to hold over in possession of the Leased Premises as to the applicable Phase of the Premises, Tenant shall be a tenant at sufferance or a month-to-month tenant (if holding over without Landlord consent or with Landlord consent, respectively) for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, including the obligation to pay Rent, except that Tenant shall pay Landlord as an installment of the Annual Base Rent for the period of such holdover an amount equal to one hundred fifty (150%) of the Annual Base Rent as to the applicable Phase of the Premises. The Rent payable during the holdover period shall be payable in accordance with the terms of this Lease. Acceptance by Landlord of any Rent after such expiration or termination of this Lease shall not constitute a consent to a holdover hereunder or result in a renewal of this Lease or any lease. If Tenant holds over without the consent of Landlord, Tenant shall be liable to Landlord for any and all actual and/or consequential damages and lost profits arising from such holdover, including, without limitation, the loss of any prospective tenants for the Leased Premises.”

S. The fourth (4th) sentence in Section 4.10(a) of the Original Lease is deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary herein, (i) not later than fifteen (15) business days after Landlord delivers written notice to Tenant that it has started excavations for the underground garage for the building Landlord currently intends on building on the Project, Tenant shall increase the L C Amount to Three Million Eight Hundred Forty-Eight Thousand Three Hundred Thirty-Nine and 11/100 Dollars ($3,848,339.11), and then (ii) on or before the Effective Date, Tenant shall increase the L C Amount to Five Million One Hundred Two Thousand Five Hundred and Eighty-Seven and 56/100 Dollars ($5,102,587.56), (iii) not later than thirty (30) days prior to the then-contemplated Phase 4 Delivery Date, Tenant shall increase the L C Amount to Six Million Two Hundred Sixty-Six Thousand Four Hundred Twenty-Six and 17/100 ($6,266,426.17) and (iv) not later than thirty (30) days prior to the then-contemplated Phase 7 Delivery Date, Tenant shall increase the L C Amount to Six Million Eight Hundred Ninety-Nine Thousand Five Hundred and Forty-Five and 76/100 ($6,899,545.76).”

T. Section 4.10(b) of the Original Lease is deleted in its entirety and replaced with the following:

“Conditional Reduction of Security. Provided that no Event of Default then exists, the L C shall be reduced as of each applicable “Reduction Date” below to the corresponding “New L C Security Deposit Amount” set forth below.”

Phase of the Premises	L C Amount (6 months of Annual Base Rent)	First Reduction Date January 1, 2023	Second Reduction Date January 1, 2024	Third Reduction Date January 1, 2025	Fourth Reduction Date January 1, 2026	Fifth Reduction Date January 1, 2027	Sixth Reduction Date January 1, 2028
1	$603,031.50	$502,526.25	$402,021.00	$301,515.75	$201,010.50	$100,505.25	$100,505.25
2	$1,157,499.00	$964,582.50	$771,666.00	$578,749.50	$385,833.00	$192,916.50	$192,916.50
3	$923,970.00	$769,975.00	$615,980.00	$461,985.00	$307,990.00	$153,995.00	$153,995.00
4	$2,327,677.22	$2,327,677.22	$1,939,731.02	$1,551,784.82	$1,163,838.61	$775,892.41	$387,946.20
6	$621,128.86	$517,607.38	$414,085.91	$310,564.43	$207,042.95	$103,521.48	$103,521.48
7	$1,266,239.18	$1,055,199.32	$844,159.46	$633,119.59	$422,079.73	$211,039.86	$211,039.86

Expansion Premises*	Number of months of Annual Base Rent per rsf for the Expansion Premises as is then in place (as of the commencement of the lease for the Expansion Premises) for the remainder of the Phase 1- 3 Leased Premises**
Hold-Off Premises*
960/2	$635,700.62	$529.750.52	$423,800.42	$317,850.31	$211,900.21	$105,950.10	$105,950.10
960/4	$1,166,242.66	$971,868.88	$777,868.88	$583,121.33	$388,747.55	$194,373.78	$194,373.78

*

The L C Amount shall not burn down below the last month’s Base Rent for each respective Phase of the Premises set forth in the above chart at any time during the Term (as may be renewed); provided, however, if Tenant exercises its right to Hold-Off Premises Expansion Option and/or its Expansion Option, the L C Amount shall not burn down below the sum of: the last month’s Base Rent for each respective Phase of the Premises at any time during the Term (as may be renewed), plus the last month’s Base Rent for the total of the Hold-Off Premises and Expansion Premises as is then in place. For clarity, as soon as this Lease terminates as to any Phase, the L C Amount shall be reduced to zero as to only that Phase.

**	Provided that no Event of Default then exists, any L C Amount allocated to any Expansion Premises shall be reduced in accordance with the burn down schedule for Phases 1-3 of the Leased Premises.”

U. Intentionally Omitted.

V. The first sentence of Section 7.13 of the Original Lease shall be deleted in its entirety and replaced with the following: “In connection with the performance of Tenant’s Work pursuant to the Work Agreement, and subject to the waivers of liability as set forth in the preceding Section 7.12 in connection with the occurrence of utility service interruptions, Landlord shall connect the Leased Premises (as defined in this First Amendment) to the back-up electrical generator(s) located at the Project and owned, operated and maintained by the Landlord.”

W. Section 9.1(h) of the Original Lease is deleted in its entirety and replaced with the following:

“Any Alterations (including Cosmetic Alterations) to the Leased Premises made by Tenant shall become the property of Landlord upon expiration or earlier termination of the Lease as to the applicable Phase of the Premises and shall remain in the Premises at all times during the Term of the Lease (as may be renewed), and shall be surrendered to Landlord upon the termination of this Lease as to the applicable Phase of the Premises; provided, however, Landlord, at its option, may require Tenant to remove and/or repair any Cosmetic Alterations or Alterations which were designated by Landlord to be removed at the time consent thereto was granted (or, in the case of Cosmetic Alterations, within five (5) business days of Tenant’s delivery of notice thereof to Landlord or, if no such notice is given, Landlord may elect to give notice of the required removal on or before termination or earlier expiration of the Lease or a Phase of the Premises pursuant to the terms of this Lease) and to restore the applicable Phase of the Premises to the condition existing prior to the construction of such Alteration, all costs of removal and/or repair and restoration to be borne by Tenant. This clause shall not apply to shelves, furniture, partitions, computer floors, fixtures, trade fixtures, or moveable equipment owned by Tenant, including studio and audio-visual equipment and lighting (“Tenant’s Property”) which shall be removed by Tenant at the end of the Term of this Lease as to the applicable Phase of the Premises. Following the completion of Tenant’s Work, all Alterations must be in accordance with the requirements of this Lease. Landlord may not require Tenant to remove any of Tenant’s Work performed in accordance with Exhibit C.”

X. The termination right in Section 10.3 of the Original Lease shall apply as to the Phase 1-4 Premises in the last twelve (12) months of the 910/970 Term and the Phase 6-8 Premises in the last twelve (12) months of the 960 Term.

Y. The references in the last sentence of each of Sections 13.1 and 15.1 and in the fourth sentence of Section 17.4 of the Original Lease to the Buildings shall be references to each of the Buildings.

Z. Any termination under Sections 13.3 and 13.4 of the Original Lease shall apply only as to the Phases in the applicable Term and shall not apply if Tenant provides an Exercise Notice that will extend the Term of such Phase beyond the end of the temporary taking.

AA. Section 14.2(a)(ii) of the Original Lease is deleted in its entirety and replaced with the following: “has been terminated by Tenant or has expired pursuant to the terms of this Lease (“then-existing Leased Premises”). The fifth (5th) sentence in Section 14.2(b) of the Original Lease is deleted in its entirety and replaced with the following:

“Within ten (10) Business Days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed subtenant or assignee, except in connection with a Permitted Transfer (hereinafter defined), Landlord shall have the following options: (1) cancel this Lease with respect to an assignment of the Lease or cancel this Lease as to the portion of the Premises Tenant requests to sublease (in the event of a request by Tenant to assign the Lease or sublease at least sixty-five percent (65%) or more of the rsf of the then-existing Premises) or, at Landlord’s sole option, as to the one or more entire floors proposed to be sublet (in the event of a request by Tenant to sublet one or more entire floors of the then-existing Leased Premises for three (3) years or more or the remainder of the Term as to such Leased Premises, whichever is less), in which case the Annual Rent and L C Amount shall be reduced pro rata; provided, however, the L C Amount shall not decrease below the last month’s Base Rent for each respective Phase of the Premises set forth in the chart in Section 3(T) of the First Amendment at any time during the Term (as may be renewed)*; (2) reasonably approve the proposed assignment or sublease (subject to the assignee or subtenant showing resources and means, as evidenced by financial statements delivered to Landlord sufficient to satisfy all remaining obligations of the “Tenant” under the Lease or the subtenant under the sublease, as applicable), and, provided that the rent paid by any assignee or subtenant other than a Permitted Transferee under any such permitted assignment or sublease (or a combination of the rent paid under such assignment or sublease plus any bonus or any other consideration (including key money) or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord seventy-five percent (75%) of all such excess rent and other excess consideration, less Tenant’s reasonable expenses incurred in connection with such subletting, including without limitation, reasonable brokerage commissions, improvements allowances, free rent, reasonable attorneys’ fees and reasonable alteration costs, within ten (10) days following receipt thereof by Tenant; or (3) refuse, in Landlord’s reasonable judgment, to consent to the proposed assignment or sublease upon notice to Tenant which includes an explanation of the refusal.”

BB. The second (2nd) sentence of Section 20 of the Original Lease is deleted in its entirety and replaced with the following: ““Project Parking Facilities” shall mean, collectively, the surface lots at the Project, under-building parking in Building 910 (pro-ratably based on Tenant’s rsf of its then-existing Leased Premises in Building 910), Building 960 pro-ratably based on Tenant’s rsf of its then-existing Leased Premises in Building 960) and Building 970 (pro-ratably based on Tenant’s rsf of its then-existing Leased Premises in Building 970) and Parking Structures A & B (but not under-ground parking in Parking Structures A & B or reserved spaces) (as more particularly described on the Site Plan). The fifth (5th) sentence of Section 20 of the Original Lease is deleted in its entirety and replaced with the following: “Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects (including relocation) of the Project Parking Facilities at any time, in Landlord’s reasonable discretion (and after consultation with Tenant), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project Parking Facilities (or any portion thereof) for purposes of facilitating any such construction, alteration of improvements, provided that the number of parking spaces Tenant has access to in the Project Parking Facilities shall not be reduced and Landlord shall exercise such rights in a manner that will cause the least inconvenience to Tenant as is reasonably practicable.” The final two sentences in Section 20 of the Original Lease are deleted in their entirety and replaced with the following: “Tenant shall be permitted to use on a “first come first serve” basis, the bicycle racks located in the parking lots located under each of Buildings 910, 960 and 970 and use, on a “first come first serve” basis, the four (4) 110v outlets located in the under-building parking in Building 910, all 110v outlets located in the under-building parking in Building 960 and the three (3) 110v outlets located in the under-building parking on Building 970 to charge vehicles of its personnel. Tenant shall be permitted to install additional bicycle racks and bicycle lockers for its exclusive use in the parking lots located under each of Buildings 910, 960 and 970, at Tenant’s sole cost and expense, subject to Landlord’s prior approval of plans therefor and in accordance with applicable Laws.”

CC. For clarity, Section 21.3 of the Original Lease shall apply to all of the then-existing Leased Premises, including the Additional Premises, the Hold-Off Premises and the Expansion Premises.

DD. The seventh (7th) sentence in Section 22.16 of the Original Lease is deleted in its entirety and replaced with the following:

“Landlord reserves the right to make all such changes, additions, improvements and replacements to the Shared Facilities as Landlord may elect, in its sole and absolute discretion and nothing set forth herein in this Section 22.16 shall be deemed a covenant or representation that Landlord shall not cease operation of (i.e., entirely shut down) all, or a portion of, the Shared Amenities during the Term; provided, however, (i) except for the Sports Courts, so long as Landlord operates such Shared Facilities, Tenant may access them as set forth above; and (ii) to the extent Landlord elects to permanently cease operation of or permanently terminate the Tenant’s use of any of the ground floor amenities in Building 960, Tenant’s Annual Base Rent and L C Amount will be reduced proportionately (based on the rsf calculations and load factor calculations agreed to by the parties in connection with this Lease) only to the extent Landlord terminates Tenant’s use of any, some or all of these amenities (but, in no event, shall the L C Amount decrease below the last month’s Base Rent for each respective Phase of the Premises set forth in the chart in Section 3(T) of the First Amendment at any time during the Term (as may be renewed)*.”

EE. For clarity, Exhibit C of the Original Lease shall apply to all Phases of the Premises, except the reference therein to “Gensler” shall be to “AECOM” and the reference to Preliminary Plans attached as Schedule A-2 shall be to plans that are consistent with Tenant’s plans for the Phase 1-3 Premises. The seventh (7th) and eighth (8th) sentences in Section 5.13 of Exhibit C of the Original Lease shall be deleted in their entirety and replaced with the following: “Notwithstanding anything to the contrary herein, Tenant’s Improvement Allowance for Phases 1 and 2 shall not be forfeited until eighteen (18) months after the Delivery Date of the Phase 6 Premises.”

4. Brokers. Except for Landlord’s Broker and any Cooperating Broker whose identity is disclosed in Sections 1.12 or 1.13 of the Original Lease, Landlord and Tenant hereby represent and warrant, each to the other, that they have not otherwise dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a brokerage commission or similar fee or compensation with respect to this First Amendment. Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings from any broker, agents or finders other than Landlord’s Broker and the Cooperating Broker with the indemnitor and relating to this First Amendment. Landlord and Tenant each acknowledge and agree that Landlord’s Broker serves as Landlord’s Broker relative to the negotiation of the terms of this First Amendment and Cooperating Broker serves as Tenant’s broker relative to the negotiation of the terms of this First Amendment. Landlord shall pay a leasing commission for this First Amendment to Landlord’s Broker pursuant to the terms of a separate agreement. Landlord’s Broker will pay Cooperating Broker a commission for this First Amendment pursuant to the terms of a separate agreement.

5. Severability. If any term or provision of this First Amendment shall be deemed or held by any court or authority having proper jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this First Amendment will be accomplished.

6. Binding Effect. Subject to the restrictions on transfer of the Lease and or the Leased Premises as set forth in the Original Lease, this First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7. Entire Agreement. This First Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the First Amendment or the Leased Premises other than those set forth in writing and signed by the parties. Neither party has relied upon any understanding, representation or warranty not set forth in this First Amendment, either oral or written, as an inducement to enter into this First Amendment.

8. Defined Terms/Conflict. Capitalized terms not defined in this First Amendment shall have the meanings ascribed to them in the Original Lease. To the extent there is a conflict between the provisions of the Original Lease and the provisions of this First Amendment, the provisions of this First Amendment shall prevail. Except as specifically modified in this First Amendment, the terms and conditions of the Original Lease shall remain unmodified and in full force and effect.

9. Attorneys’ Fees. In the event of any legal action or proceeding, including, but not limited to, actions or proceedings in a bankruptcy case, brought by either party against the other arising out of this First Amendment and/or the Original Lease or purporting to affect this First Amendment and/or the Original Lease, the prevailing party (by way of settlement, final judgment or order) shall be entitled to recover reasonable attorneys’ fees and costs (including expert witness fees) incurred in such action or proceeding. The provisions contained in this Section 9 shall survive the expiration or earlier termination of the Lease.

10. Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

11. Miscellaneous. Landlord hereby represents to Tenant that as of the Effective Date, there is no mortgage or deed of trust on the Project.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first set forth above.

TENANT:

ROBLOX CORPORATION, a Delaware corporation

By:	/s/ David Baszucki
Name:	David Baszucki
Its:	Authorized Signatory

By:	/s/ Ari Staiman
Name:	Ari Staiman
Its:	Authorized Signatory

Date of Execution:	August 30, 2018

LANDLORD:

FRANKLIN TEMPLETON COMPANIES, LLC, a Delaware limited liability company

By:	/s/ Mark Constant
Name:	Mark Constant
Its:	SVP, Corporate Finance and Treasurer

By:
Name:
Its:

Date of Execution:	August 30, 2018

EXHIBIT A-6: INTENTIONALLY OMITTED

EXHIBIT A-7: PHASE 6 PREMISES

EXHIBIT A-8: PHASE 7 PREMISES

EXHIBIT A-9: PHASE 8 PREMISES

EXHIBIT H: LANDLORD’S PHASE 6 PREMISES WORK

SECOND AMENDMENT TO OFFICE LEASE AGREEMENT

This Second Amendment to Office Lease Agreement (the “Second Amendment”), is dated February 6, 2019 (“Effective Date”) and is by and between FRANKLIN TEMPLETON COMPANIES, LLC, a Delaware limited liability company (“Landlord”) and ROBLOX CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Office Lease Agreement dated August 2017 (the “Original Lease”) under and subject to the terms of which Landlord leased to Tenant and Tenant leased from Landlord, those certain premises comprising approximately 173,104 rentable square feet of office space (“Original Premises”) located in Buildings 910 and 970 at One Franklin Parkway, San Mateo, California 94403.

B. Landlord and Tenant entered into that certain First Amendment to Office Lease Agreement dated August 30, 2018 (“First Amendment”) to, among other things, include within the “Leased Premises” additional portions of Buildings 910 and 960. Under Section 3(L) of the First Amendment, Tenant has a Hold-Off Premises Expansion Option to expand the Leased Premises to include the “Hold-Off Premises” (as defined in the First Amendment). Tenant delivered to Landlord Tenant’s Hold-Off Premises Expansion Notice by letter dated December 20, 2018, exercising its option to expand its Leased Premises to include the entire Hold-Off Premises.

C. Landlord and Tenant now desire to amend the Original Lease, as amended by the First Amendment to, among other things, include within the “Leased Premises” (i) approximately 21,551 rsf located on the 2nd floor of Building 960 and (ii) approximately 39,537 rsf located on the 4th floor of Building 960, as more particularly shown on Exhibit A-9 attached to the First Amendment (“Hold-Off Premises” or “Phase 8 Premises”). The Original Lease, as modified by the terms of the First Amendment and this Second Amendment, is referred to collectively as the “Lease.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged here, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. Recitals A through C, inclusive, set forth above are incorporated into this Second Amendment by this reference.

2. Estoppel and Release. By executing this Second Amendment, Tenant acknowledges and agrees that as of the date of the execution of this Second Amendment, to Tenant’s actual knowledge, without inquiry, Landlord has fully performed all duties and obligations of Landlord under the Original Lease and First Amendment due as of such date. Tenant further acknowledges and agrees that the waiver, release and discharge provided for in this Section 2 is a material inducement to Landlord to enter into this Second Amendment.

Tenant has been in possession of the Phase 1 Premises, Phase 2 Premises, Phase 3 Premises and Phase 6 Premises and Tenant accepts the Leased Premises (as defined in Section 3(A) below) with the understanding that the Leased Premises (including the Phase 4 Premises, Phase 7 Premises and Phase 8 Premises) shall be delivered to Tenant in the condition as set forth in Section 5.3 of the Original Lease. Except as otherwise provided in the Original Lease or the First Amendment or this Second Amendment, Tenant acknowledges and agrees that Landlord has no obligation to perform any work, supply any materials, incur any expense, make any alterations or improvements to the Leased Premises or to provide Tenant with any construction or tenant improvement allowance.

3. Amendments to Provisions in Original Lease and First Amendment.

A. Increase of Leased Premises to Include the Phase 8. Commencing on the Effective Date (as defined above), Section 1.3(a) of the Original Lease shall be deleted in its entirety and replaced with the following:

(a) “Leased Premises/Premises: The following are collectively referred to herein as the “Premises” or “Leased Premises” and individually as a “Phase of the Premises”:

(1) “Phase 1 Premises” shall mean approximately 21,159 rentable square feet (“rsf’) located on the 1st floor of Building 910, as more particularly shown on Exhibit A-1.

(2) “Phase 2 Premises” shall mean approximately 40,614 rsf located on the 3rd floor of Building 910, and which constitutes the entire 3rd floor of Building 910, as more particularly shown on Exhibit A-2.

(3) “Phase 3 Premises” shall mean approximately 32,420 rsf located on the 1st floor of Building 970, as more particularly shown on Exhibit A-3.

(4) “Phase 4 Premises” shall mean approximately 78,911 rsf located on the 2nd and 3rd floors of Building 970, and which constitute the entire 2nd and 3rd floors of Building 970, as more particularly shown on Exhibit A-4.

(5) Intentionally Omitted.2

(6) “Phase 6 Premises” shall mean approximately 21,057 rentable square feet (“rsf’) located on the 2nd floor of Building 960, as more particularly shown on Exhibit A-7.

(7) “Phase 7 Premises” shall mean approximately 42,927 rentable square feet (“rsf’) located on the 3rd floor of Building 960, as more particularly shown on Exhibit A-8.”

(8) “Hold-Off Premises” or “Phase 8 Premises” shall mean approximately 21,551 rentable square feet (“rsf) located on the 2nd floor of Building 960 and approximately 39,537 rentable square feet (“rsf”) located on the 4th floor of Building 960, as more particularly shown on Exhibit A-9.”

B. Section 1.6 of the Original Lease shall be deleted in its entirety and replaced with the following:

“910/970 Term: For the Phase 1 Premises, Phase 2 Premises, Phase 3 Premises, and Phase 4 Premises, commencing on the respective Delivery Dates for each of the Phase 1 Premises, Phase 2 Premises, Phase 3 Premises, and Phase 4 Premises and ending on June 30, 2027, subject to Section 2.1(n) (“910/970 Expiration Date”) subject to modification pursuant to Section 3.1(d) if Tenant exercises the Early Termination Right or the Outside Termination Right (“910/970 Term”).

960 Term: For the Phase 6 Premises, Phase 7 Premises and Phase 8 Premises, commencing on the respective Delivery Dates for each of the Phase 6 Premises, Phase 7 Premises and Phase 8 Premises and ending on June 30, 2029, subject to Section 2.1(n) (“960 Expiration Date”) (“960 Term”).

The 910/970 Term and the 960 Term shall be referred to, individually, as applicable, and together, as applicable, in this Lease as the “Term.” The 910/970 Expiration Date and the

[2]	This Second Amendment intentionally omits any reference to a Phase 5 Premises.

960 Expiration Date shall be referred to, individually, as applicable, and together, as applicable, in this Lease as the “Expiration Date.” Notwithstanding anything to the contrary herein, to the extent this Lease continues following the expiration or earlier termination of the 910/970 Term or the 960 Term, references to “Premises” and “Leased Premises” shall exclude Premises in the Phase as to which this Lease has terminated.”

C. Section 1.9 of the Original Lease shall be deleted in its entirety and replaced with the following: “Tenant Improvement Allowance: $50.00 per rsf of Phase 1 Premises, Phase 2 Premises, Phase 3 Premises and Phase 4 Premises; and $40.00 per rsf of the Phase 6 Premises, the Phase 7 Premises and Phase 8 Premises; and a total of up to $75,000 to be used solely for Tenant’s installation of VAV Boxes, BMS and Fire Alarm in the areas of the Phase 6 Premises where the data center areas were located prior to the Phase 6 Delivery Date (“VAV Allowance”). For clarity, notwithstanding anything in the Lease to the contrary, including Section 5.13 of Exhibit C of the Original Lease, this VAV Allowance shall only be used for the Tenant’s installation of VAV Boxes, BMS and Fire Alarm in these areas in the Phase 6 Premises and not for any other improvement or alteration to the Premises. Notwithstanding anything in the Lease to the contrary, including Section 5.13 of Exhibit C of the Original Lease, Tenant shall forfeit any unused portion of VAV Allowance.”

D. Section 2.1(k) of the Original Lease shall be deleted in its entirety and replaced with the following:

“(k) “Delivery Date” shall mean the later of the date upon which Landlord delivers to Tenant possession of a Phase of the Premises in the required condition and the date that is fifteen (15) days after Landlord’s delivery of notice of such Delivery Date; provided, however, in no event shall the (i) Phase 4 Delivery Date occur before March 1, 2019, (ii) the Phase 6 Delivery Date occur before September 1, 2018 or (iii) the Phase 7 Delivery Date or the Phase 8 Delivery Date occur before July 1, 2019.”

E. Section 3.1(a) of the Original Lease shall be deleted in its entirety and replaced with the following:

“(a) Landlord shall deliver possession of the Premises in the following Phases and shall endeavor to deliver possession of the Premises to Tenant on the following dates:

	RSF	Scheduled Delivery Date	Actual Delivery (as of the Effective Date)	“Delivery Date” (as defined under section 2.1(k) of the Lease as of the Effective Date)

1	21,159	5 Business Days following Effective Date	August 17, 2017	September 1, 2017[3]

2	40,614	October, 1 2017	September 22, 2017	October 6, 2017

3	32,420	January 1, 2018	December 20, 2017	January 4, 2018

4	78,911	Sixty (60) days after all occupants located in the Phase 7 Premises have vacated such space

[3]

For clarity, the “Rent Commencement Date” for the Phase 1 Premises is February 1, 2018; for the Phase 2 Premises is March 6, 2018; for the Phase 3 Premises is June 4, 2018 and for the Phase 6 Premises is April 9, 2019. Annual Base Rent shall increase annually on February 1 of each year of the Lease Term, in accordance with Section 1.5 of the Lease.

6	21,057	October 15, 2018	October 25, 2018	November 9, 2018

7	42,927	Sixty (60) days after all occupants located in the Phase 7 Premises have vacated such space

8	61,088	Sixty (60) days after all occupants located in the Phase 7 Premises have vacated such space

F. The provisions of Section 3.1(b) and (c) of the Original Lease shall also apply as to the Phase 8 Premises.

G. Section 3.4 of the Original Lease shall be deleted in its entirety and replaced with the following:

“Renewal Term. Tenant shall have the right to renew either or both of the 910/970 Term and/or 960 Term as set forth below. Notwithstanding the foregoing, if Tenant exercises the Early Termination Right or the Outside Termination Right, the right to renew the 910/970 Term or the 960 Term pursuant to this Section shall not apply to any Premises as to which this Lease has been terminated. Tenant shall have the right to two (2) renewal terms of four (4) years each for either or both of the 910/970 Term and/or the 960 Term (each, a “Renewal Term”) which shall commence on the day following the expiration of the 910/970 Expiration Date and/or the 960 Expiration Date, as applicable, and end on the last day of the Renewal Term, as applicable to the Phase 1-4 Premises and/or the Phase 6-8 Premises, as applicable, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (a) Tenant shall have notified Landlord in writing of Tenant’s exercise of such renewal right no less than twelve (12) months prior to the applicable Expiration Date (“Exercise Notice”), and (b) at the time of the exercise of such right and immediately prior to the applicable Expiration Date, no Event of Default (as defined below) under the Lease by Tenant shall have occurred and be continuing. If any of the conditions set forth in the immediately preceding sentence is not satisfied, Tenant’s option to renew the applicable Term shall lapse and be null and void. Tenant’s notice of its election to renew the applicable Term shall be irrevocable when made. Time is of the essence with respect to the giving of the notice of Tenant’s exercise of the renewal option. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions hereof binding upon Tenant, except that the Annual Base Rent shall be determined as provided in Sections 3.5 and 3.6 below. Upon the commencement of a Renewal Term, (A) the Renewal Term shall be added to and become part of the applicable Term (but shall not be considered part of the initial Term), (B) any reference to this Lease, to the Term, the Term of this Lease or any similar expression shall be deemed to include the Renewal Term, (C) the expiration of the applicable Renewal Term shall become the Expiration Date (as to the applicable Phase of the Premises) and (D) if all of the Leased Premises are not included in the Renewal Term, the L C Amount shall be reduced proportionately; provided, however, the L C Amount shall not decrease below the last month’s Base Rent for each respective Phase of the Premises at any time during the Term (as may be renewed)*. The foregoing right to renew the Term of this Lease is personal to Tenant (and any Permitted Transferee, as defined below) and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, except in connection with a Permitted Transfer (as defined below). No tenant improvement allowance shall be granted with respect to any such applicable Renewal Term.”

H. Section 4.2 of the Original Lease is deleted in its entirety and replaced with the following:

“First Month’s Rent. Tenant shall pay one (1) month’s Annual Base Rent in the amount of Four Hundred Forty-Seven Thousand Four Hundred Sixteen and 75/100 Dollars ($447,416.75) for the Phase 1, Phase 2 and Phase 3 Premises upon execution of this Lease, and, if applicable, the first months’ Annual Base Rent in the amount of Three Hundred Eighty-Seven Thousand Nine Hundred Forty-Six and 20/100 Dollars ($387,946.20) for the Phase 4 Premises on the Phase 4 Delivery Date, the first months’ Annual Base Rent in the amount of Three Hundred Fourteen Thousand Five Hundred Sixty-One and 34/100 ($314,561.34) for the Phase 6 and Phase 7 Premises upon execution of the First Amendment, and the first months’ Annual Base Rent in the amount of Three Hundred Thousand Three Hundred Twenty-Three and 88/100 ($300,323.88) for the Phase 8 Premises upon delivery of Tenant’s Hold-Off Premises Expansion Notice (“Advance Rent”). The Advance Rent shall be credited towards the first month’s Annual Rent payment for each Phase of the Premises, commencing on the Rent Commencement Date for each Phase of the Premises.”

I. The fourth (4th) sentence in Section 4.10(a) of the Original Lease is deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary herein, (i) not later than fifteen (15) business days after Landlord delivers written notice to Tenant that it has started excavations for the underground garage for the building Landlord currently intends on building on the Project, Tenant shall increase the L C Amount to Three Million Eight Hundred Forty-Eight Thousand Three Hundred Thirty-Nine and 11/100 Dollars ($3,848,339.11), and then (ii) on or before the Effective Date, Tenant shall increase the L C Amount to Five Million One Hundred Two Thousand Five Hundred and Eighty-Seven and 56/100 ($5,102,587.56), (iii) not later than thirty (30) days prior to the then-contemplated Phase 4 Delivery Date, Tenant shall increase the L C Amount to Six Million Two Hundred Sixty-Six Thousand Four Hundred Twenty-Six and 17/100 ($6,266,426.17), (iv) not later than thirty (30) days prior to the then-contemplated Phase 7 Delivery Date, Tenant shall increase the L C Amount to Six Million Eight Hundred Ninety-Nine Thousand Five Hundred and Forty-Five and 76/100 ($6,899,545.76), and (v) not later than thirty (30) days prior to the then-contemplated Phase 8 Delivery Date, Tenant shall increase the L C Amount to Eight Million Seven Hundred and One Thousand Four Hundred Eighty-Nine and 4/100 ($8,701,489.04).”

4. Brokers. Except for Landlord’s Broker and any Cooperating Broker whose identity is disclosed in Sections 1.12 or 1.13 of the Original Lease, Landlord and Tenant hereby represent and warrant, each to the other, that they have not otherwise dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a brokerage commission or similar fee or compensation with respect to this Second Amendment. Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings from any broker, agents or finders other than Landlord’s Broker and the Cooperating Broker with the indemnitor and relating to this Second Amendment. Landlord and Tenant each acknowledge and agree that Landlord’s Broker serves as Landlord’s Broker relative to the negotiation of the terms of this Second Amendment and Cooperating Broker serves as Tenant’s broker relative to the negotiation of the terms of this Second Amendment. Landlord shall pay a leasing commission for this Second Amendment to Landlord’s Broker pursuant to the terms of a separate agreement. Landlord’s Broker will pay Cooperating Broker a commission for this Second Amendment pursuant to the terms of a separate agreement.

5. Severability. If any term or provision of this Second Amendment shall be deemed or held by any court or authority having proper jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this Second Amendment will be accomplished.

6. Binding Effect. Subject to the restrictions on transfer of the Lease and or the Leased Premises as set forth in the Original Lease and the First Amendment, this Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7. Entire Agreement. This Second Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Second Amendment or the Leased Premises other than those set forth in writing and signed by the parties. Neither party has relied upon any understanding, representation or warranty not set forth in this Second Amendment, either oral or written, as an inducement to enter into this Second Amendment.

8. Defined Terms/Conflict. Capitalized terms not defined in this Second Amendment shall have the meanings ascribed to them in the Original Lease. To the extent there is a conflict between the provisions of the Original Lease and the First Amendment and the provisions of this Second Amendment, the provisions of this Second Amendment shall prevail. Except as specifically modified in this Second Amendment, the terms and conditions of the Original Lease, as amended by the First Amendment, shall remain unmodified and in full force and effect.

9. Attorneys’ Fees. In the event of any legal action or proceeding, including, but not limited to, actions or proceedings in a bankruptcy case, brought by either party against the other arising out of this Lease or purporting to affect this Lease, the prevailing party (by way of settlement, final judgment or order) shall be entitled to recover reasonable attorneys’ fees and costs (including expert witness fees) incurred in such action or proceeding. The provisions contained in this Section 9 shall survive the expiration or earlier termination of the Lease.

10. Counterparts. This Second Amendment may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

11. Miscellaneous. Landlord hereby represents to Tenant that as of the Effective Date, there is no mortgage or deed of trust on the Project.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date and year first set forth above.

TENANT:

ROBLOX CORPORATION, a Delaware corporation

By:	/s/ Michael Guthrie
Name:	Michael Guthrie
Its:	Authorized Signatory

By:	/s/ Kinga Rorat
Name:	Kinga Rorat
Its:	Authorized Signatory

Date of Execution:

LANDLORD:

FRANKLIN TEMPLETON COMPANIES, LLC., a Delaware limited liability company

By:	/s/ Mark Constant
Name:	Mark Constant
Its:	SVP, Corporate Finance and Treasurer

By:
Name:
Its:

Date of Execution:	February 6, 2019

THIRD AMENDMENT TO OFFICE LEASE AGREEMENT

This Third Amendment to Office Lease Agreement (the “Third Amendment”), is dated May 29, 2019 (“Effective Date”) and is by and between FRANKLIN TEMPLETON COMPANIES, LLC, a Delaware limited liability company (“Landlord”) and ROBLOX CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Office Lease Agreement dated August 2017 (the “Original Lease”), under and subject to the terms of which Landlord leased to Tenant and Tenant leased from Landlord, those certain premises comprising approximately 173,104 rentable square feet of office space located in Buildings 910 and 970 at One Franklin Parkway, San Mateo, California 94403.

B. Landlord and Tenant entered into that certain First Amendment to Office Lease Agreement dated August 30, 2018 (“First Amendment”) to, among other things, include within the “Leased Premises” additional portions of Buildings 910 and 960.

C. Landlord and Tenant entered into that certain Second Amendment to Office Lease Agreement dated February 6, 2019 (“Second Amendment”) to amend the Original Lease, as amended by the First Amendment to, among other things, include within the “Leased Premises” (i) approximately 21,551 rsf located on the 2nd floor of Building 960 and (ii) approximately 39,537 rsf located on the 4th floor of Building 960.

D. Landlord and Tenant now desire to amend the Original Lease, as amended by the First Amendment and the Second Amendment, to allow Tenant to directly contract for day porter services (in addition to the janitorial/cleaning services Landlord provides to Tenant pursuant to the Lease) solely for the Leased Premises. The Original Lease, as modified by the terms of the First Amendment and the Second Amendment and this Third Amendment, is referred to as the “Lease.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged here, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. Recitals A through D, inclusive, set forth above are incorporated into this Third Amendment by this reference.

2. Estoppel and Release. By executing this Third Amendment, Tenant acknowledges and agrees that as of the date of the execution of this Third Amendment, to Tenant’s actual knowledge, without inquiry, Landlord has fully performed all duties and obligations of Landlord under the Original Lease, First Amendment and Second Amendment due as of such date. Tenant further acknowledges and agrees that the waiver, release and discharge provided for in this Section 2 is a material inducement to Landlord to enter into this Third Amendment.

3. Amendments to Provisions in Original Lease, First Amendment and Second Amendment.

FF. Cleaning. The following shall be added to Section 7.6 of the Original Lease:

“Notwithstanding anything to the contrary contained in this Section 7.6, Tenant may, at Tenant’s expense, elect to hire additional day porter services to service areas only within the Leased Premises. Any such day porter services shall not be required to be Landlord’s cleaning contractor; provided, however, such vendor/contractor shall be approved, in writing, by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Simultaneous with Tenant’s request for Landlord approval of such vendor/contractor, Tenant shall give Landlord (i) the name and address of the proposed vendor/contractor; (ii) the terms of and the scope of such day porter services, (iii) the written results of a background check for the individuals employed by the vender/contractor that will be performing work in the Leased Premises, including information about the individual’s criminal record and ability to work; and (iv) any other information reasonably requested by Landlord. Tenant’s vendor/contractor shall carry and maintain at all times Commercial General Liability Insurance, Business Auto Liability, All-Risk Insurance and Worker’s Compensation Insurance, Employer’s Liability Insurance, all issued by insurers licensed to do business in California and having coverage amounts which are reasonably acceptable to Landlord and any other insurance reasonably required by Landlord. The insurance certificates shall name Landlord Insured Parties as additional insureds on the liability policies. Certificates or copies of such insurance policy shall be delivered to Landlord before the commencement of any day porter services by any vendor. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance then maintained by the Landlord. Neither Tenant nor any of its vendors/contractors rendering such day porter services shall use the janitor closets within the Project and any such cleaning supplies shall be kept within the Leased Premises in the ordinary course of business and in accordance with the terms of the Lease and Laws. At Landlord’s request, Tenant shall provide Landlord a Materials Safety Data Sheet (MSDS) listing any and all materials kept by Tenant in the Leased Premises which may be of a hazardous nature. For clarity, the provisions of Sections 9.1(d) apply to this Section 7.6. Notwithstanding the foregoing, Landlord shall have the option to withdraw any such consent for such day porter services, for reasonable cause, upon thirty (30) days prior written notice to Tenant, in which case, Tenant shall within such thirty (30) days, terminate such day porter services. Notwithstanding the provisions of Sections 9.1(d), Tenant shall not be required to engage a union day porter service provider.”

B. The following shall be added to Section 4.10 of the Original Lease: “Subject to Landlord’s approval of the form LC provided by such bank as described in the Lease, Landlord hereby approves JPMorgan Chase Bank, N.A. as the issuing bank for the LC.”

4. Fees and Costs to Prepare this Third Amendment. Tenant shall pay all reasonable, third party legal fees and costs incurred by Landlord to prepare this Third Amendment (“Reimbursement”). Tenant shall pay Landlord the Reimbursement within thirty (30) days of receipt of a written invoice therefor.

5. Brokers. Landlord and Tenant hereby represent and warrant, each to the other, that they have not dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a brokerage commission or similar fee or compensation solely with respect to this Third Amendment. Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings from any broker, agents or finders with the indemnitor and relating solely to this Third Amendment.

6. Severability. If any term or provision of this Third Amendment shall be deemed or held by any court or authority having proper jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this Third Amendment will be accomplished.

7. Binding Effect. Subject to the restrictions on transfer of the Lease and or the Leased Premises as set forth in the Original Lease and the First Amendment and Second Amendment, this Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

19. Entire Agreement. This Third Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Third Amendment or the Leased Premises other than those set forth in writing and signed by the parties. Neither party has relied upon any understanding, representation or warranty not set forth in this Third Amendment, either oral or written, as an inducement to enter into this Third Amendment.

20. Defined Terms/Conflict. Capitalized terms not defined in this Third Amendment shall have the meanings ascribed to them in the Original Lease, the First Amendment and Second Amendment. To the extent there is a conflict between the provisions of the Original Lease, the First Amendment, the Second Amendment and the provisions of this Third Amendment, the provisions of this Third Amendment shall prevail. Except as specifically modified in this Third Amendment, the terms and conditions of the Original Lease, as amended by the First Amendment and Second Amendment, shall remain unmodified and in full force and effect.

21. Attorneys’ Fees. In the event of any legal action or proceeding, including, but not limited to, actions or proceedings in a bankruptcy case, brought by either party against the other arising out of this Lease or purporting to affect this Lease, the prevailing party (by way of settlement, final judgment or order) shall be entitled to recover reasonable attorneys’ fees and costs (including expert witness fees) incurred in such action or proceeding. The provisions contained in this Section 10 shall survive the expiration or earlier termination of the Lease.

22. Counterparts. This Third Amendment may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

23. Miscellaneous. Landlord hereby represents to Tenant that, as of the Effective Date, there is no mortgage or deed of trust on the Project.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date and year first set forth above.

TENANT:

ROBLOX CORPORATION, a Delaware corporation

By:	/s/ Michael Guthrie
Name:	Michael Guthrie
Its:	Authorized Signatory

By:	/s/ Ari Staiman
Name:	Ari Staiman
Its:	Authorized Signatory

Date of Execution:	May 29, 2019

LANDLORD:

FRANKLIN TEMPLETON COMPANIES, LLC., a Delaware limited liability company

By:	/s/ Mark Constant
Name:	Mark Constant
Its:	SVP Corp Finance and Treasurer

By:
Name:
Its:

Date of Execution:	May 29, 2019